                                                                  EXHIBIT (a)(i)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            EIS INTERNATIONAL, INC.
                                       AT

                              $6.25 NET PER SHARE
                                       BY

                         SERSYS ACQUISITION CORPORATION
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                 SER SYSTEME AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 24, 2000, UNLESS THE OFFER IS EXTENDED.

THE BOARD OF DIRECTORS OF EIS INTERNATIONAL, INC. (THE "COMPANY") HAS UNANIMOUSLY (WITH MESSRS. MCGOWAN AND BURTON ABSTAINING) APPROVED THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED IN THE INTRODUCTION), AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE SHARES (AS DEFINED IN THE INTRODUCTION), AND RECOMMENDS THAT THE HOLDERS OF THE SHARES TENDER THEIR SHARES PURSUANT TO THE OFFER.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT CONSTITUTES MORE THAN FIFTY PERCENT (50%) OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) ON THE DATE OF PURCHASE, OF ALL THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock of the Company, par value $0.01 per share (the "Common Stock") and their associated rights (the "Rights") to purchase Series A Preferred Stock, par value $0.01 per share, pursuant to that certain Rights Agreement, dated as of May 16, 1997, between the Company and BankBoston N.A., as amended (the "Rights Agreement") (such Rights, together with the Common Stock, are collectively referred to herein as the "Shares"), should either (1) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined in the Introduction), and either deliver the certificates representing the tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

    A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot deliver the certificates for Shares and all other required documents to reach the Depositary on or prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer on a timely basis, must tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to D. F. King & Co., Inc. (the "Information Agent") at its address and telephone number as set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent.

                            ------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D. F. KING & CO., INC.

DECEMBER 23, 1999

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
Introduction.......................................................    1
 The Tender Offer..................................................    3
   1.  Terms of the Offer; Expiration Date.........................    3
   2.  Acceptance for Payment and Payment for Shares...............    4
   3.  Procedure for Tendering Shares..............................    5
   4.  Withdrawal Rights...........................................    8
   5.  Certain United States Federal Income Tax Consequences.......    9
   6.  Price Range of Shares; Dividends............................    9
   7.  Certain Information Concerning the Company..................   10
   8.  Certain Information Concerning Purchaser and Parent.........   14
   9.  Source and Amount of Funds..................................   15
  10.  Background of the Offer; Contacts with the Company..........   16
  11.  The Merger Agreement and Other Agreements...................   18
  12.  Purpose of the Offer; Plans for the Company; The Merger.....   37
  13.  Dividends and Distributions.................................   39
  14.  Effect of the Offer on the Market for the Shares; Stock
         Exchange Listing and Exchange Act Registration............   39
  15.  Certain Conditions of the Offer.............................   40
  16.  Certain Legal Matters and Regulatory Approvals..............   41
  17.  Fees and Expenses...........................................   43
  18.  Miscellaneous...............................................   43
Schedule I -- Directors and Executive Officers of Parent and
  Purchaser........................................................  S-1

TO THE HOLDERS OF SHARES
OF EIS INTERNATIONAL, INC.:

INTRODUCTION

     SERSys Acquisition Corporation, a Delaware corporation ("Purchaser"), that is an indirect (through SER (USA), Inc. ("SER USA")) wholly owned subsidiary of SER Systeme AG, a German corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock of EIS International, Inc., a Delaware corporation ("Company"), par value $.01 per share (the "Common Stock") and their associated rights (the "Rights") to purchase Series A Preferred Stock, par value $0.01 per share, pursuant to that certain Rights Agreement, dated as of May 16, 1997, between the Company and BankBoston N.A., as amended (the "Rights Agreement") (such Rights, together with the Common Stock, are collectively referred to herein as the "Shares"), at a purchase price of $6.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). The Offer is being made pursuant to the Agreement and Plan of Merger dated as of December 17, 1999, by and among Parent, Purchaser and the Company (the "Merger Agreement").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company (the "Depositary"), which is acting as the Depositary, and D. F. King & Co., Inc. (the "Information Agent"), which is acting as the Information Agent.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY (WITH MESSRS. MCGOWAN AND BURTON ABSTAINING) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND RECOMMENDS THAT THE HOLDERS OF SHARES TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER. THE FACTORS CONSIDERED BY THE COMPANY BOARD IN ARRIVING AT ITS DECISION TO APPROVE THE MERGER AGREEMENT AND RELATED TRANSACTIONS AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON
SCHEDULE 14D-9 (THE "SCHEDULE 14D-9").

     The Company Board has received the written opinion, dated December 15, 1999, of Updata Capital, Inc. ("Updata"), financial advisor to the Company, to the effect that, as of such date, and based upon and subject to certain matters stated therein, the $6.25 per Share cash consideration to be received in the Offer by holders of Shares (other than Parent and its "Affiliates," as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is fair to such holders from a financial point of view. A copy of the written opinion of Updata is attached to the Schedule 14D-9, which is being distributed to the stockholders of the Company. STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY UPDATA.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 hereof) that number of Shares which constitutes more than fifty percent (50%) of the voting power (determined on a fully diluted basis) on the date of purchase, of all of the securities of the Company entitled to vote generally in the election of directors or in a merger (the "Minimum Condition"), and (2) the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") applicable to the purchase of the Shares pursuant to the Offer having expired or been terminated (the "HSR Approval"). The Offer is also subject to certain other terms and conditions. See Sections 1, 11, 15 and 16.

     Parent and Purchaser each reserves the right, subject only to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), to waive each of the conditions (other than the Minimum Condition) to the obligations of Purchaser to consummate the Offer.

  The Merger

     The Offer is being made pursuant to the terms of the Merger Agreement, which provides, among other things, that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of SER USA and an indirect wholly owned subsidiary of Parent. At the Effective Time, the separate corporate existence of Purchaser will cease.

     At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (1) Shares held by the Company as treasury stock or by Parent, Purchaser or any other wholly owned subsidiary of Parent or the Company, such Shares to be canceled, and (2) Dissenting Shares (as defined in Section 11), if any) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive in cash the $6.25 per Share price paid in the Offer (the "Merger Consideration"), payable to the holder thereof, without interest, upon surrender of the certificate(s) formerly representing such Share(s), less any required withholding taxes.

     The affirmative vote of the holders of a majority of the voting power of the then outstanding Shares (including Shares owned by the Purchaser) would be required under the DGCL to approve the Merger. If the Purchaser acquires a majority of the voting power of the outstanding Shares (on a fully diluted basis) in the Offer, as would be the case upon satisfying the Minimum Condition, it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company.

     In the event that, in connection with the Offer, holders tender in excess of ninety percent (90%) of the outstanding Shares, the Purchaser will be able, and intends, to effect a "short-form" Merger, pursuant to Section 253 of the DGCL, without prior notice to or a vote by any other stockholder of the Company.

     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

  The Rights

     The Company Board has made all determinations and taken all actions that are required under the Rights Agreement so that the Rights will not separate from the Company's Common Stock and become exercisable as a result of the Offer and the Merger.

  Intention of Officers and Directors to Tender Shares

     All of the directors and executive officers of the Company holding Shares (including vested Company Options (as defined below) and Company Options which shall vest within sixty (60) days of the date of the Merger Agreement) representing, as of the date hereof, approximately 11.5% of the issued and outstanding Shares, on a fully diluted basis, have contractually agreed with Parent, among other things, to tender their Shares in the Offer and otherwise to support the Merger. See Section 11 for a discussion of the Tender and Voting Agreement, dated as of December 17, 1999, among Parent and the Company's directors and executive officers (the "Tender Agreement").

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not theretofore withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on January 24, 2000, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by Purchaser, will expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition, receipt of the HSR Approval, and certain other conditions. Holders of Shares should review Section 15, which sets forth in full the conditions to the Offer (the "Offer Conditions"). Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Commission, Parent and Purchaser reserve the right to waive any or all Offer Conditions, other than the Minimum Condition and, subject to the provisions described below, to make any other changes to the terms of the Offer. Subject to the provisions of the Merger Agreement, including the provisions described in the next paragraph, and the applicable rules and regulations of the Commission if, by the Expiration Date, any or all of such Offer Conditions have not been satisfied, Parent and Purchaser each reserves the right (but will not be obligated) to (i) terminate the Offer and return all tendered Shares to tendering stockholders,
(ii) waive such unsatisfied Offer Condition(s) (other than the Minimum Condition) and purchase all Shares validly tendered, or (iii) extend the Offer and, subject to the terms of the Offer (including the rights of stockholders to withdraw their Shares), retain the Shares which have been tendered until the termination of the Offer, as extended.

     Subject to the applicable rules and regulations of the Commission and the provisions of the Merger Agreement, Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 have occurred or have been determined by Purchaser to have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary, or (ii) amend the Offer in any respect permitted by the Merger Agreement by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE MERGER CONSIDERATION TO BE RECEIVED IN THE OFFER FOR TENDERED SHARES, WHETHER OR NOT PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     Under the terms of the Merger Agreement, Parent and Purchaser have agreed with the Company that neither shall, without the prior written consent of the Company, (i) amend or waive the Minimum Condition, (ii) change the form of consideration to be paid in the Offer (other than by adding cash consideration),
(iii) decrease the cash per Share price paid in the Offer, (iv) reduce the number of Shares sought in the Offer, (v) impose additional conditions to the Offer, or (vi) amend any other condition of the Offer in any manner adverse to the holders of the Shares.

     The Merger Agreement provides that Purchaser may, without the consent of the Company, (i) extend the Offer on one or more occasions for up to ten (10) Business Days (as defined below) for each such extension beyond the then-scheduled Expiration Date if at any such date any of the Offer Conditions to Purchaser's obligation to purchase Shares have not been satisfied or waived, until such time as such conditions are satisfied or waived, but not later than February 28, 2000 and, at the request of the Company, Purchaser will, subject to Parent's right to terminate the Merger Agreement pursuant to Article VIII thereof, extend the Offer for additional periods up to but not later than February 28, 2000, if the only condition not satisfied or earlier waived on the then-scheduled Expiration Date is the HSR Approval condition, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, and
(iii) provided that Parent and Purchaser irrevocably waive the Offer Conditions, other than the Minimum Condition, and agree not to assert such as a basis for not consummating the Offer, extend the Offer for an aggregate period of not more than ten (10) Business Days beyond the latest Expiration Date otherwise permitted under clause (i) or (ii) above if the Minimum Condition has been satisfied but there have not been tendered sufficient Shares so that the Merger could be effected without a vote of the Company's stockholders in accordance with Section 253 of the DGCL. The Offer Conditions other than the Minimum Condition are solely for the benefit of Parent and its Affiliates and all Offer Conditions may be asserted regardless of the circumstances resulting in a condition not being satisfied (except for any action or inaction by Purchaser or Parent constituting a breach of the Merger Agreement) and, except for the Minimum Condition, may be waived by each of Parent and Purchaser, in whole or in part at any time and from time to time.

     There can be no assurance that Purchaser will exercise its right to extend the Offer. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Exchange Act, no later than 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement.

     If Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten (10) Business Day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "Business Day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time and includes the date of the event which begins the running of the applicable time period.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will purchase and pay for all Shares validly tendered and not properly withdrawn commencing at the later of (i) the Expiration Date, and (ii) the satisfaction or waiver of the Offer Conditions set forth in Section 15, except to the extent, as described above in
Section 1, that Purchaser extends the Offer in an effort to satisfy the requirements of Section 253 of the DGCL. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares (the "Share Certificates"), or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment.

     If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer then, without prejudice to Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to exercise and duly exercises withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. Except as set forth below, in order for a stockholder to tender validly Shares pursuant to the Offer, (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (a) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (b) the guaranteed delivery procedures described below must be complied with. If Share Certificates are forwarded separately in multiple deliveries to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) Business Days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the person signing of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three
     (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which The Nasdaq Stock Market ("Nasdaq") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, (b) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (c) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations with respect to such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

     Appointment as Proxy. By executing the Letter of Transmittal (including delivery through an Agent's Message), a tendering stockholder irrevocably appoints designees of Purchaser and each of them as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all dividends, distributions, rights, other Shares or other securities issued, paid or distributed or issuable, payable or distributable in respect of such Shares on or after December 17, 1999 and prior to the transfer to the name of Purchaser (or a nominee or transferee of Purchaser) on the Company's stock transfer record of such Shares (collectively, "Distributions")). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and Distributions) will be revoked without further action, and no subsequent powers of attorney and proxies may be given or any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares (and Distributions) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting, or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares and all Distributions, including voting at any meeting of stockholders or by consent in lieu of such meeting.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the Offer Conditions (subject to the provisions of the Merger Agreement and except for the Minimum Condition) or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, any of their Affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup U.S. Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 31% of the amount of any cash payments pursuant to the Offer or the Merger. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included with the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Other Requirements. Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms of and subject to the Offer Conditions, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise indicated in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures below at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 20, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be received timely by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all withdrawals determined by it not to be in proper form. Purchaser also reserves the absolute right to waive any defect or irregularity in any withdrawal of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No withdrawal of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, any of their Affiliates or assigns, the

Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, life insurance companies, holders of Dissenting Shares, stockholders who hold their Shares as part of a straddle, hedge, conversion or constructive sale transaction, stockholders who acquired their Shares through the exercise of employee stock options or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. This summary deals only with stockholders who are "United States persons" (as defined below) and who hold their Shares as capital assets. For purposes of this discussion (i) "United States person" means a person who is (a) a citizen or resident of the United States, (b) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to the United States federal income taxation regardless of its source, or (d) a trust (x) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code") or (y) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person, and (ii) "Non-U.S. person" means a stockholder who is not a United States person.

     The receipt of cash pursuant to the Offer or the Merger in exchange for Shares will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares exchanged. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or exchanged pursuant to the Merger, as the case may be. For U.S. federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. The long-term capital gains of individuals are subject to U.S. federal income tax at a minimum rate of 20%. The deductibility of capital losses is subject to limitations.

     ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and traded on the Nasdaq National Market under the symbol "EISI." The following table sets forth, for the quarters indicated, the high and low sales prices per Share as reported by

Nasdaq -- Amex Online(SM). The Company has not paid any dividends on its Shares since its initial public offering in July of 1992.

                                                                 SALE PRICE
                                                              ----------------
                                                               HIGH      LOW
                                                              -------   ------
Fiscal Year Ended December 31, 1997:
Fourth Quarter..............................................  $ 9.875   $5.219
Fiscal Year Ended December 31, 1998:
  First Quarter.............................................  $ 9.189   $5.625
  Second Quarter............................................  $ 9.063   $4.938
  Third Quarter.............................................  $ 5.500   $1.188
  Fourth Quarter............................................  $ 2.500   $1.406
Fiscal Year Ended December 31, 1999:
  First Quarter.............................................  $ 3.000   $1.750
  Second Quarter............................................  $ 3.938   $2.250
  Third Quarter.............................................  $ 3.688   $2.688
  Fourth Quarter (through December 17, 1999)................  $ 5.938   $2.188

     On December 17, 1999, the last full trading day prior to announcement of the signing of the Merger Agreement, the closing price per Share quoted on the Nasdaq National Market was $5.625. On December 21, 1999, two days prior to the commencement of the Offer, the closing price per Share quoted on the Nasdaq National Market was $5.875.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1998 (the "1998 Annual Report"), the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 (the "Quarterly Reports") and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although neither Purchaser nor Parent has any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information contained therein, or herein based upon such reports, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Parent and Purchaser.

     General. According to the 1998 Annual Report, the Company and its wholly owned subsidiaries provide systems, software and services to businesses that use the telephone in campaigns directed at large targeted audiences. The Company's products improve the productivity and effectiveness of call centers (also known as "contact centers"), including campaign management, staffing and technology integration. The Company is a supplier of advanced technology for contact centers and a leading provider of outbound and integrated inbound/outbound technology.

     The Company is a Delaware corporation organized in 1988. It is the successor by merger to a Connecticut corporation founded in 1980 to engage in software consulting. The Company sold its first contact center system in 1988 and became publicly traded in July of 1992. The Company's headquarters are located at 555 Herndon Parkway, Herndon, VA 20170, and its telephone number is
(703) 478-9808.

     Financial Information. Set forth below are certain selected consolidated financial data which were derived from the Quarterly Report for the quarter ended September 30, 1999. More comprehensive financial information (including management's discussion and analysis of financial condition and results of operations) is included in the reports and other documents filed by the Company with the Commission, and the following financial data are qualified in their entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission in the manner set forth below.

                    EIS INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
                                                               (UNAUDITED)
                                          ASSETS
Current assets
  Cash and cash equivalents.................................    $ 21,674        $ 28,194
  Short-term investments....................................       6,920              --
  Accounts receivable, trade, less allowances for doubtful
     accounts and sales returns of $3,031 in 1999 and $3,513
     in 1998................................................      10,344           8,727
  Current portion of installment and lease receivables......         769             857
  Inventories...............................................       3,630           3,751
  Deferred income taxes.....................................       1,223           2,446
  Prepaids and other current assets.........................       1,096             922
  Refundable income taxes...................................         230             200
                                                                --------        --------
     Total current assets...................................      45,886          45,097
Capitalized software development costs, net.................       3,663           4,454
Property and equipment, net.................................       4,171           5,896
Installment and lease receivables, less current portion.....         287             402
Deferred income taxes.......................................       1,421           1,421
Other assets................................................         115             429
                                                                --------        --------
     Total assets...........................................    $ 55,543        $ 57,699
                                                                ========        ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued liabilities..................    $  7,696        $  9,487
  Deferred revenue..........................................       2,593           3,058
                                                                --------        --------
     Total current liabilities..............................      10,289          12,545
Commitments and Contingencies
Stockholders' equity
  Common Stock, $.01 par value, 15,000,000 shares
     authorized, issued 11,759,212 shares in 1999 and
     11,734,585 shares in 1998..............................         118             117
  Additional paid-in capital................................      60,738          60,672
  Accumulated translation adjustments.......................        (295)           (287)
  Retained deficit..........................................     (11,831)        (13,640)
  Treasury stock, at cost -- 1,165,343 shares in 1999 and
     512,725 shares in 1998.................................      (3,476)         (1,708)
                                                                --------        --------
     Total stockholders' equity.............................      45,254          45,154
                                                                --------        --------
     Total liabilities and stockholders' equity.............    $ 55,543        $ 57,699
                                                                ========        ========

                    EIS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                           THREE MONTHS            NINE MONTHS
                                                       ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                                       --------------------    -------------------
                                                         1999        1998        1999       1998
                                                       --------    --------    --------   --------
Net revenues
  Product and software...............................  $ 6,675     $ 7,029     $21,901    $26,066
  Service and other..................................    5,603       6,321      17,698     19,603
                                                       -------     -------     -------    -------
                                                        12,278      13,350      39,599     45,669
Cost of revenues
  Cost of product and software sold..................    3,558       3,822      10,940     11,997
  Recovery of provision for contract losses..........       --          --        (250)    (1,636)
  Cost of service and other..........................    2,483       3,611       8,308     10,420
                                                       -------     -------     -------    -------
                                                         6,041       7,433      18,998     20,781
                                                       -------     -------     -------    -------
     Gross margin....................................    6,237       5,917      20,601     24,888
                                                       -------     -------     -------    -------
Operating cost and expense
  Research and development cost......................    1,835       2,282       5,649      7,361
  Selling, general, and administrative...............    4,065       6,040      13,002     20,098
  Restructuring costs................................       --          --          --        543
                                                       -------     -------     -------    -------
                                                         5,900       8,322      18,651     28,002
                                                       -------     -------     -------    -------
Operating income (loss)..............................      337      (2,405)      1,950     (3,114)
  Other income, net:.................................      373         324       1,082        983
                                                       -------     -------     -------    -------
Income (loss) before income taxes....................      710      (2,081)      3,032     (2,131)
  Income tax expense.................................     (284)         (4)     (1,223)       (16)
                                                       -------     -------     -------    -------
Net income (loss)....................................  $   426     $(2,085)    $ 1,809    $(2,147)
                                                       =======     =======     =======    =======
Basic earnings (loss) per share......................  $  0.04     $ (0.18)    $  0.17    $ (0.19)
Diluted earnings (loss) per share....................     0.04       (0.18)       0.17      (0.19)
Weighted average common and common equivalent shares
       Basic.........................................   10,599      11,633      10,746     11,589
       Diluted.......................................   10,744      11,633      10,859     11,589

                    EIS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                  NINE MONTHS
                                                              ENDED SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Cash flows from operating activities
  Net income (loss).........................................  $ 1,809    $(2,147)
  Adjustments to reconcile net income (loss) to net cash
     used in operating activities
     Provision for doubtful accounts and sales returns......    2,477      2,789
     Recovery of provision for contract losses..............     (250)    (1,636)
     Depreciation and amortization..........................    4,237      5,248
     Deferred income taxes..................................    1,223         --
  Changes in assets and liabilities Accounts receivable,
     trade..................................................   (4,094)    (1,288)
     Proceeds from sale of lease receivables................       --        745
     Installment and lease receivables......................      203        651
     Inventories............................................      121        824
     Prepaids and other current assets......................      (30)        94
     Accounts payable and accrued expenses..................   (1,541)    (5,387)
     Deferred revenue.......................................     (465)       142
     Other..................................................     (186)      (192)
                                                              -------    -------
Net cash provided by (used in) operating activities.........    3,504       (157)
                                                              -------    -------
Cash flows from investing activities
  Additions to property and equipment.......................     (688)    (2,271)
  Purchase of short-term investments........................   (6,920)        --
  Sales of short-term investments...........................       --      2,332
  Capitalization of software development costs..............     (715)    (1,617)
                                                              -------    -------
Net cash used in investing activities.......................   (8,323)    (1,556)
                                                              -------    -------
Cash flows from financing activities
  Proceeds from exercise of stock options and warrants......       67        315
  Purchase of treasury stock................................   (1,768)        --
                                                              -------    -------
Net cash provided by (used in) financing activities.........   (1,701)       315
                                                              -------    -------
Net decrease in cash and cash equivalents...................   (6,520)    (1,398)
Cash and cash equivalents at beginning of period............   28,194     22,525
                                                              -------    -------
Cash and cash equivalents at end of period..................  $21,674    $21,127
                                                              =======    =======
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
     Interest...............................................  $    38    $    68
     Income taxes...........................................      217        362

     Other Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such reports, proxy statements and other information distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site maintained by the Commission at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

8.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     Purchaser. Purchaser is a Delaware corporation that is a wholly owned subsidiary of SER USA, which in turn is a wholly owned subsidiary of Parent. Purchaser was incorporated on December 14, 1999, for the sole purposes of entering into the Merger Agreement and consummating the transactions contemplated thereby, including making the Offer. Purchaser has not carried on any activities to date other than those incident to its formation, its entering into the Merger Agreement and the agreements described in Section 11 hereof and filed as exhibits with the Commission, and its commencement of the Offer.

     Parent. Parent is a corporation organized under the laws of Germany. Parent is a German public company, which has been traded on the Frankfurt Neuer Markt since 1997 under the symbol "SES." Parent is Europe's largest supplier of document management systems and workflow solutions, which are being implemented in a broad range of industry sectors and applications. Parent conducts its domestic and international businesses through various subsidiaries.

     Parent's executive offices are located at Innovationspark Rahms, D-53577, Neustadt/Wied, Germany. Parent's telephone number at such offices is 011 49 2683 984 0. The executive office of each of SER USA and Purchaser is located at 7200 Wisconsin Avenue, Suite 1001, Bethesda, MD 20814. The telephone number of both Purchaser and SER USA at such office is (301) 841-1190.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the (i) members of the supervisory board and board of managing directors of Parent, and (ii) directors and executive officers of Purchaser are set forth on Schedule I hereto.

     Certain Transactions. Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent or Purchaser, any of the persons listed on Schedule I hereto, or any associate or majority owned subsidiary of Parent, Purchaser or any of such persons, beneficially owns, or has a right to acquire directly or indirectly, any Shares, and none of Parent or Purchaser or, to the best knowledge of Parent or Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past sixty (60) days.

     Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed on
Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed on
Schedule I hereto, has had any transactions since January 1, 1995 with the Company, or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission.

     Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between Parent or Purchaser, or their respective subsidiaries, or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. See Introduction and Sections 10 and 11.

9.  SOURCE AND AMOUNT OF FUNDS.

     Purchaser will require approximately $70,000,000 to (i) purchase the Shares outstanding on the date hereof pursuant to the Offer and the Merger, and (ii) pay fees and expenses to be incurred in connection with the completion of the Offer and the Merger.

     All of the funds required to finance the foregoing will be furnished to Purchaser by Parent. Parent has entered into three separate loan agreements in order to obtain a portion of the necessary funds to consummate the Offer and the Merger. The remainder of the necessary funds will be provided by Parent from its available cash and cash equivalents, including short term investments.

     Pursuant to the terms of a loan agreement with IKB International S.A. (the "IKB International Loan"), Parent shall borrow Swiss francs equivalent to fifteen million four hundred thousand (15,400,000) euro (approximately US$15,500,000). Such amount under the IKB International Loan, due on January 6, 2003, shall be payable as provided below and shall accrue interest at 4.05% per annum. Interest due under the IKB International Loan shall be paid by Parent quarterly, in Swiss francs, beginning on April 5, 2000 and continuing through the term of the loan. Parent shall similarly make eight, equal quarterly payments of the principal under the IKB International Loan beginning on April 5, 2001 and continuing through the term. The IKB International Loan provides for increased interest payments should Parent fail to timely make the requisite quarterly payments and security as provided therein.

     Pursuant to the terms of a loan agreement between Parent and IKB Deutsche Industriebank, dated as of December 15, 1999 (the "Industriebank Loan"), Parent shall borrow ten million two hundred twenty-five thousand (10,225,000) euro (approximately US$10,300,000). Such amount under the Industriebank Loan shall be due and payable by Parent before April 5, 2000, in a single payment, and shall accrue interest at 4.75% per annum, payable by Parent in arrears on a quarterly basis. The Industriebank Loan provides for increased interest payments should Parent fail to timely make the requisite quarterly payments and security as provided therein.

     Pursuant to the terms of a loan agreement with the Kolenz branch of Commerzbank Aktiengesellschaft, dated as of December 8, 1999 (the "Commerzbank Loan"), Parent shall borrow up to a maximum of twenty-five million (25,000,000
DM) deutsche marks (approximately US$12,900,000). The Commerzbank Loan provides a cash credit facility which can be drawn down to the maximum amount provided above and shall accrue interest payable by Parent at 6.25% per annum for any cash draw down, and 0.5% on any unutilized portion of such credit facility from January 5, 2000 to April 30, 2000. The Commerzbank Loan contains provisions which permit the Parent, upon the satisfaction of certain preconditions, to reschedule a portion of the cash credit facility above as a loan with a three
(3) year term. The Commerzbank Loan provides security in the form of a lien on certain securities and chattels of Parent in connection with all existing, future and contingent claims arising from the parties' banking relationship.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     Over the past several years, the management of the Company and the Company Board have regularly reviewed the Company's performance, strategic direction and prospects in light of changes in the contact center industry, including the possibility of increased competition.

     In May, 1999, Parent authorized its financial advisor, Broadview Int'l LLC ("Broadview"), to contact the Company regarding Parent's interest in exploring the possibility of a business combination between the Company and Parent. Over the course of the next several weeks, Mr. Kevin R. McClelland, a Principal of Broadview, had multiple conversations with Mr. James E. McGowan, President and Chief Executive Officer of the Company, regarding the potential benefits of a strategic relationship or business combination.

     On September 1, 1999, Dr. Philip A. Storey, Executive Vice President of Parent, and Mr. McGowan held a meeting at Mr. McGowan's office in Herndon, Virginia, the first informal senior executive discussion between the Company and Parent. As a result of this meeting, representatives of Parent and Company believed that there was potential for a good strategic fit between the two organizations, along the lines of a business combination, OEM product agreement or other strategic venture or transaction. A second meeting between Dr. Storey and Mr. McGowan occurred on the afternoon of September 13, 1999. Prior to this meeting, Parent and the Company entered into a mutual non-disclosure agreement, which was amended and superseded by a confidential mutual non-disclosure agreement on October 15, 1999 (the "Confidentiality Agreement"). At this meeting, the parties discussed the Company's planned business direction in light of changes in the contact center industry and Parent's technological capabilities with respect to the Internet and process automation. As a result of this meeting, and in light of the parties' strategies discussed thereat, Dr. Storey and Mr. McGowan began to consider the prospect of a business combination between the Company and Parent.

     Following the meeting of September 13, 1999, Dr. Storey discussed the possibility of a merger between the Company and Parent with other members of the Management Board of Parent (the "Parent Board"), and Gert J. Reinhardt, Chief Executive Officer of Parent, fully briefed the Parent's Supervisory Board about the situation. In addition, on September 17, representatives from Broadview held a conference call with Mr. McGowan and other representatives from the Company to discuss the Company's strategy and its historical and projected financial results. On September 23, 1999, Broadview and Parent outlined to the Company preliminary proposed transaction terms for a merger of the Company and Parent.

     On October 6, 1999, Mr. McGowan and Updata, the Company's financial advisor, presented to the Company Board the preliminary proposed transaction terms for a merger of the Company and Parent. At this meeting, the Company Board considered the Company's business, financial condition, results of operations, current business strategy and future prospects, recent and historical market prices and trading ranges for the Shares and strategic and other potential alternatives to a potential business combination.

     After conferring with the Company Board, Mr. McGowan informed Dr. Storey, in early October, that the Company Board had authorized him and Mr. Carl Mergele, the Company's Corporate Counsel, to continue exploring a possible transaction with Parent and to allow Parent to commence a preliminary due diligence review of the Company. Representatives of Parent commenced the preliminary due diligence investigation on October 15, 1999, and continued their investigation during November, 1999, including holding meetings between certain members of each of the Company's and Parent's senior management in Germany from October 26 to 29, 1999. During this time, the senior management of each of Parent and the Company discussed generally the possible structures and potential synergies of a business combination.

     In early November, 1999, the senior management and financial advisors of each of the Company and Parent began to negotiate the amount and form of consideration that would be payable to Company stockholders in connection with a business combination. The parties also discussed various strategies for retaining the services of key Company employees in the event of a business combination.

     During the negotiations of early November, and prior to the November 7, 1999 discussions described below, Dr. Storey fully informed the Parent Board of the status of the discussions with the Company and obtained suitable authorizations to proceed on behalf of Parent. Also, during this period, Mr. Reinhardt consulted fully with the supervisory board of Parent regarding the status of the negotiations.

     On November 7, 1999, following negotiations regarding the amount and form of consideration, Dr. Storey called Mr. McGowan and informed him that a price of $6.25, payable in cash for each outstanding Share, would be Parent's best and highest proposal. Parent indicated that it would require Mr. McGowan and Frederick C. Foley, the Company's Chief Financial Officer, to enter into employment agreements and certain stockholders of the Company to enter into a tender agreement, as conditions to its willingness to enter into a definitive merger agreement. While these conversations were occurring, representatives of Parent continued various aspects of their due diligence review.

     On November 10, 1999, certain members of the Company Board met to discuss Parent's final offer price and related matters. At this meeting, the Company Board considered the Company's business, financial condition, results of operations, current business strategy and future prospects, recent and historical market prices and trading ranges for the Shares, strategic and other potential alternatives to Parent's offer, and the relevant matters, including information presented by senior management and by the Company's financial advisors regarding the progress of the negotiations between Parent and the Company over the terms of a definitive merger agreement. Senior management and the Company's financial advisors discussed with the Company Board the proposed terms of the merger agreement, which contemplated a cash tender offer followed by a cash merger, and a tender agreement pursuant to which certain officers and directors of the Company would agree to tender their Shares into the Offer and vote in favor of the Merger. Based on the information presented at these and previous meetings, and after extensive deliberation, the Company Board authorized senior management of the Company to proceed with the negotiation of definitive documentation relating to the proposed transaction. Also at this meeting, the Company Board authorized Mr. McGowan and senior management of the Company to enter into a non-solicitation and standstill agreement to be negotiated by such management in consultation with legal and financial advisors (the "Non-Solicitation and Standstill Agreement"). Senior management of the Company and the Parent executed the Non-Solicitation and Standstill Agreement on November 17, 1999.

     From November 22, 1999 through December 15, 1999, Parent and its counsel continued their due diligence review of the Company, and the parties and their advisors negotiated the provisions of the Merger Agreement and the Tender Agreement.

     On the morning of December 16, 1999, the members of the Company's Board received from the Company certain materials in preparation for deliberations considering the proposed offer, including a summary of the Merger Agreement and the transactions contemplated thereby, the final draft of the Merger Agreement, a summary of the proposed terms of the employment agreements for Mr. McGowan and Mr. Foley, drafts of the employment agreements, an outline of the Company Board's duties under the DGCL and proposed resolutions with respect to the Merger Agreement and the transactions contemplated thereby. Also on the morning of December 16, 1999, the members of the Company's Board received from Updata, the Company's financial advisors, a presentation and financial analysis concerning the Merger Agreement and the transactions contemplated thereby.

     After having been afforded the full business day to review their materials, the Company Board held a meeting during the evening of December 16, 1999. At that meeting, Mr. McGowan, other members of the Company's senior management and the Company's financial and legal advisors presented to the Company Board the terms of the proposed Merger Agreement and discussed with the Company Board various business issues relating to the transactions contemplated thereby. Updata presented a detailed financial analysis of the proposed transaction and rendered its written opinion that, as of December 16, 1999, the $6.25 per Share cash consideration to be received in the Offer and the Merger by holders of Shares was fair to such holders (other than Parent and its Affiliates) from a financial point of view. The Company's legal advisors discussed with the Company Board the legal standards applicable to its decisions with respect to the proposed transaction and reviewed the terms of the transaction documents. After discussion and due consideration, including discussion while Mr. McGowan and Mr. Foley excused themselves from the meeting, the Company Board unanimously approved (with Messrs. McGowan and Burton abstaining) the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and resolved to recommend that holders of Shares tender their Shares in the Offer and vote in favor of the Merger.

     After execution and delivery of the Merger Agreement on the evening of December 17, 1999, the parties issued a joint press release, before the opening of Nasdaq on December 20, 1999, announcing the definitive agreement, including the Offer and the Merger.

11.  THE MERGER AGREEMENT AND OTHER AGREEMENTS.

     The following is a summary of the Merger Agreement and certain related agreements. This summary is qualified in its entirety by reference to the copies of such agreements filed as exhibits to the Tender Offer Statement on Schedule 14D-1 of which this Offer to Purchase is a part.

  The Merger Agreement

     The Offer. The Merger Agreement provides that no later than five (5) Business Days after the public announcement of the execution of the Merger Agreement, Parent will cause Purchaser to, and Purchaser will, commence the Offer. The parties to the Merger Agreement have agreed in the Merger Agreement that the obligation of Purchaser to consummate the Offer, and to accept for payment and pay for the Shares tendered pursuant to the Offer, is subject to the Minimum Condition and the Offer Conditions described in Section 15 hereof. Under the Merger Agreement, each of Parent and Purchaser has expressly reserved the right, in its sole discretion, to waive any such condition and to make any other changes to the terms of the Offer provided that, without the consent of the Company, neither Parent nor Purchaser can (i) amend or waive the Minimum Condition, (ii) change the form of consideration to be paid in the Offer (other than by adding cash consideration) (iii) decrease the price per Share payable in the Offer, (iv) reduce the number of Shares to be purchased in the Offer, (v) impose additional conditions to the Offer, or (vi) amend any other condition of the Offer in a manner adverse to the holders of Shares. The Merger Agreement provides that the price per Share to be paid in the Offer will be net to the sellers in cash, without interest, subject to reduction only for any applicable withholding taxes.

     Under the Merger Agreement, Purchaser may, without the consent of the Company, (i) extend the Offer on one or more occasions for up to ten (10) Business Days for each such extension beyond the then-scheduled Expiration Date, if at such date any of the Offer Conditions has not been satisfied or waived, until such time as such conditions are satisfied or waived, and, at the request of the Company, Purchaser will, subject to Parent's right to terminate the Merger Agreement pursuant to Article VIII thereof, extend the Offer for additional periods up to but not later than February 28, 2000, if the only condition not satisfied or earlier waived on the then-scheduled Expiration Date is the HSR Approval condition, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, and (iii) provided that Parent and Purchaser irrevocably waive the Offer Conditions (other than the Minimum Condition) and agree not to assert such conditions as a basis for not consummating the Offer, extend the Offer for an aggregate period of not more than ten (10) Business Days beyond the latest Expiration Date otherwise permitted under clause (i) or (ii) above if the Minimum Condition has been satisfied but there have not been tendered sufficient Shares so that the Merger could be effected without a vote of the Company's stockholders in accordance with Section 253 of the DGCL. The Merger Agreement provides that, subject to the terms of the Offer, including the Offer Conditions, Purchaser will accept for payment and pay for all Shares duly tendered at the earliest time at which it is permitted to do so under applicable law; provided that, as set forth above, Purchaser will have the right, in its sole discretion, to extend the Offer for up to ten (10) Business Days notwithstanding the prior satisfaction of the Offer Conditions, in order to attempt to satisfy the requirements of Section 253 of the DGCL. The Merger Agreement further provides that the Offer Conditions other than the Minimum Condition are solely for the benefit of Parent and Purchaser and that all Offer Conditions may be asserted by Parent and Purchaser, unless irrevocably waived, regardless of the circumstances resulting in a condition not being satisfied (except for any action or inaction by Purchaser or Parent constituting a breach of the Merger Agreement) and, except with respect to the Minimum Condition, may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in their sole discretion.

     Company Recommendation. The Merger Agreement provides that the Company will file with the Commission and mail to its stockholders contemporaneously with the commencement of the Offer a Solicitation/Recommendation Statement on
Schedule 14D-9. The Schedule 14D-9 shall reflect the actions of the Company Board and comply in all material respects with the provisions of applicable federal securities laws. Pursuant to the Merger Agreement, the Schedule 14D-9 will contain the Company Board Recommendation (as defined below). The Company Board shall be permitted to withdraw, or modify in any manner, whether or not adverse to Parent, the Company Board Recommendation, but only if (i) the Company has complied with the terms of the Merger Agreement as summarized under the heading "No Solicitation" below, including, without limitation, the requirement that Company notify Parent promptly after its receipt of any Acquisition Proposal (as defined under the heading "No Solicitation" below), (ii) a Superior Proposal (as defined under the heading "No Solicitation" below) has been offered and not withdrawn at the time the Company Board determines to take any such action, (iii) the Company Board determines in good faith by a majority vote, on the basis of the advice of its outside legal counsel, that its fiduciary duties under applicable law require that it take such action and (iv) the Company shall have delivered to Parent four (4) Business Days' prior written notice advising Parent that it intends to take such action.

     The Company Board, at a meeting duly called and held, has unanimously (with Messrs. McGowan and Burton abstaining) (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to and in the best interests of the holders of Shares,
(ii) duly approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, prior to the execution of such agreement (such approvals being sufficient to render the restrictions of Section 203 of the DGCL inapplicable to the Merger Agreement, the Offer, the Merger and the transactions contemplated thereby),(iii) resolved to recommend that the holders of Shares accept the Offer, tender their Shares and vote to approve the Merger, and (iv) took action sufficient to render the Rights Agreement inapplicable to the Merger Agreement, the Offer and the Merger (collectively, the "Company Board Recommendation").

     Directors Following the Offer. The Merger Agreement provides that, promptly upon the purchase of and payment for Shares which represent at least a majority of the outstanding Shares, Parent is entitled to designate a number of directors on the Company Board equal to the product (rounded up to the nearest whole number) of the total number of the directors on the Company Board (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the number of Shares owned by Purchaser and its Affiliates bears to the number of Shares outstanding. The Company will, upon request of Parent, use its reasonable best efforts promptly either to increase the size of the Company Board or, at the Company's election, to secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected or appointed to the Company Board. The Merger Agreement provides that the Company will use its reasonable best efforts to cause directors designated by Parent to constitute the same percentage as they represent on the Company Board (but in any event at least one Parent designee)
(i) of each committee of the Company Board, (ii) of the board of directors of each of the Company's subsidiaries, and (iii) of each committee of each such subsidiary's board of directors, in each case to the extent permitted by applicable law. Notwithstanding the foregoing, provided that the number of directors which Parent shall have the ability to designate shall constitute a majority of the Company Board, until the Effective Time, the Company and Parent have agreed to use all reasonable best efforts to retain as members of the Company Board at least three (3) directors who are directors of the Company on the date of the Merger Agreement and who were not designated by Parent or employees of the Company or its subsidiaries (the "Independent Directors"). Following the election or appointment of Parent's designees to the Company Board and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors will be required for the Company to take action to (i) amend or terminate the Merger Agreement, (ii) exercise or waive any of the Company's rights or remedies thereunder, (iii) extend the time for performance of Parent's and Purchaser's respective obligations thereunder, or (iv) approve any other action by the Company that would reasonably be expected to affect adversely the interests of the stockholders of the Company (other than Parent, Purchaser and their Affiliates) with respect to the transactions contemplated thereby.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into the Company. The Merger Agreement provides that, as a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation. The name of the Surviving Corporation initially shall be SERSys Acquisition Corporation.

     The Merger Agreement provides that at the Effective Time, the certificate of incorporation of the Purchaser, as in effect immediately prior to the Effective Time and as attached to the Merger Agreement as Annex II, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and by the DGCL. The Surviving Corporation's certificate of incorporation shall be amended to increase the authorized capital provided therein as noted under the heading "Conversion of Securities" above. At the Effective Time, the bylaws of Purchaser, as in effect immediately prior to the Effective Time and as attached to the Merger Agreement as Annex III, will be the bylaws of the Surviving Corporation until thereafter amended as provided therein and by the DGCL.

     The Merger Agreement further provides that, at the Effective Time, the directors and officers of Purchaser immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation following the Merger, to hold office in accordance with the Surviving Corporation's bylaws and applicable law.

     The Merger Agreement also provides that Parent may at any time change the method of effecting the Offer including by providing that any other subsidiary of Parent make the Offer, or effect the Merger, including by merging any direct or indirect wholly owned subsidiary of Parent with and into the Company or by merging the Company with and into any such direct or indirect wholly owned subsidiary, and the Company will cooperate in such efforts, including by entering into an appropriate amendment to the Merger Agreement; provided, however, that such other subsidiary, if any, becomes a party to, and agrees to be bound by, the terms of the Merger Agreement, and that any such actions not
(a) alter or change the amount or kind of consideration to be issued to the Company's stockholders, (b) materially delay the receipt of any HSR Approval,
(c) materially delay the consummation of the transactions contemplated by the Merger Agreement, or (d) adversely affect the interests of the stockholders of the Company. The parties to the Merger Agreement have also agreed to take such actions as Parent may reasonably request to provide for the merger or consolidation of subsidiaries of the Company with other subsidiaries of the Company or of Parent, to be effective at or following the Effective Time.

       Conversion of the Company's Securities. The Merger Agreement provides that at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, Company or the holder of any of the following securities: (i) each Share issued and outstanding immediately prior to the Effective Time (other than (x) Shares canceled pursuant to clause (iii) below, and (y) Dissenting Shares, as defined below), will be converted into the right to receive the Merger Consideration; (ii) all of the Shares issued and outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and will cease to exist as of the Effective Time, and each Share Certificate previously representing any such Shares (other than Shares canceled pursuant to clause (iii) below) will thereafter represent solely the right to receive the Merger Consideration into which the Shares represented by such Share Certificate have been converted; and
(iii) at the Effective Time, all Shares that are held by the Company as treasury stock or by Parent or any of the Company's or Parent's respective wholly owned subsidiaries will automatically be canceled and will cease to exist and no cash or other consideration will be delivered in exchange therefor.

     Notwithstanding anything in the Merger Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time held by holders (if any) who have not voted in favor of the Merger and who have demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL and, as of the Effective Time, have not failed to perfect or have not effectively withdrawn or lost their rights to appraisal and payment under
Section 262 of the DGCL ("Dissenting Shares") will not be converted into the right to receive the Merger Consideration. Holders of such Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that any Dissenting Shares held by a holder who has failed to perfect or has effectively withdrawn, or lost its right to appraisal and payment under Section 262 of the DGCL will thereupon be deemed to have been converted into the right to receive the Merger Consideration and will no longer be considered Dissenting Shares. Under the Merger Agreement, the Company will give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     The Merger Agreement provides that all of the shares of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into a total of one million (1,000,000) shares of the capital stock of the Surviving Corporation and, upon issuance at the Effective Time, will constitute the only issued and outstanding capital stock of the Surviving Corporation following the Effective Time.

     The Merger Agreement provides that, at the Effective Time, each option to purchase Shares, whether or not then vested or exercisable (each, a "Company Option"), including without limitation Company Options granted under the Company's Amended and Restated Stock Option(s) Plan, the 1998 Stock Incentive Plan and the 1993 Stock Option Plan for Non-Employee Directors (the "Company Stock Plans"), will, without any further action on the part of the holders thereof, be converted, pursuant to the terms of the Company Stock Plans, into a right to receive a payment in cash (the "Option Consideration") equal to the product of (i) the number of Shares previously subject to the Company Option and
(ii) the excess, if any, of the Merger Consideration over the exercise price of each Share under the Company Option, subject to withholding taxes and without interest. As soon as practicable after the Effective Time, and in any event no more than fifteen (15) calendar days following the Effective Time, the Surviving Corporation shall instruct the Depositary to pay, and the Depositary shall pay, all amounts due as Option Consideration to the former holders of Company Options as required by the Merger Agreement. Options to purchase Common Stock issued under the Company's 1993 Employee Stock Purchase Plan (the "Stock Purchase Plan") shall be exercisable at the Exercise Date for such options (as defined in the Stock Purchase Plan) for $6.25 in cash.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's organization, standing and corporate power, subsidiaries, capitalization, authorization, board recommendation, noncontravention of any governing instruments, laws or other agreements, regulatory and other third-party consents and approvals, filings with the Commission, financial statements, undisclosed liabilities, investment securities, licenses, compliance with applicable laws, information provided in the Offer documents and Schedule 14D-9, absence of certain changes or events, legal proceedings, employee benefit plans, intellectual property, labor and employment matters, taxes, environmental matters, contracts, year 2000 matters, state takeover laws, Rights Agreement compliance, insurance and brokers.

     In addition, the Merger Agreement contains representations and warranties of Parent and Purchaser concerning their organization and standing, authorization, board recommendation, noncontravention of any governing instruments, laws or other agreements, regulatory and other third party consents and approvals, information provided in the Offer documents and Schedule 14D-9, funds and brokers.

     Interim Operations of the Company. In the Merger Agreement, the Company has agreed that, among other things, from the date of the Merger Agreement to the Effective Time, except as expressly required or permitted by the Merger Agreement, the Company will, and will cause each of its subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice and in compliance with applicable laws, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and business relationships and retain the services of its key officers and key employees, and (c) take no action which would adversely affect or delay in any material respect the ability of either Parent or the Company to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by, or to perform its covenants and agreements under, the Merger Agreement.

     In addition, the Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, except as expressly required or permitted thereby, the Company will not, and will not permit any of its subsidiaries, without the prior written consent of Parent, to:

          (a) (i) incur any indebtedness for borrowed money (other than (A) short-term indebtedness incurred (y) to refinance existing short-term indebtedness or (z) pursuant to lines of credit and credit facilities existing on the date of the Merger Agreement, (B) indebtedness incurred in an aggregate amount not exceeding $100,000, and (C) indebtedness of Company or any of its subsidiaries owed to Company or its other wholly owned subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan, advance or capital contribution (other than to Company or any of its wholly owned subsidiaries and other than in the ordinary course of Company's business consistent with past practice) or
     (ii) make or commit to make any capital expenditures in excess of $100,000 for any single capital expenditure;

          (b) (i) adjust, split, combine or reclassify any of its capital stock;
     (ii) make, declare, set aside or pay any dividend (except for dividends paid in the ordinary course of business by any wholly owned subsidiaries of Company to Company or to any other of its wholly owned subsidiaries) or make any other distribution on, or directly or indirectly (other than in connection with the surrender of Common Stock as full or partial payment of the exercise price or withholding tax in connection with the exercise of Company Options under the Company Stock Plans) redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (iii) grant any individual, corporation or other entity any right to acquire any shares of its capital stock or any stock appreciation or similar rights except as permitted by Section (i) of the Merger Agreement (described above); (iv) issue or authorize the issuance of, deliver, sell, transfer, pledge or otherwise encumber any additional shares of capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than the issuance of Company Common Stock pursuant to the exercise of Company Options disclosed to Parent as being outstanding on the date of the Merger Agreement and granted pursuant to the Company Stock Plans; or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any significant portion of its properties or assets, including, without limitation, capital stock in any subsidiaries of Company, to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice;

          (d) make any material investment, either by purchase of stock or other equity or debt securities, contributions to capital, property transfers, or purchase of any property or assets, of any other individual, corporation, limited partnership or other entity, other than an investment in a wholly owned subsidiary of Company existing prior to the date of the Merger Agreement;

          (e) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

          (f) acquire or agree to acquire voting or non-voting equity securities or similar ownership interests in any person (other than a subsidiary);

          (g) commence, undertake or engage in any new line of business;

          (h) enter into or terminate any significant lease, contract or agreement, or make any change in any of its existing significant leases, contracts or agreements, except in the ordinary course of business and consistent with past practices of the Company;

          (i) (i) grant to any employees any restricted stock or options to purchase the Company's Common Stock, (ii) pay any bonus which is not consistent with past practice or consistent with the plans, arrangements or agreements in place prior to the date of the Merger Agreement or which, when aggregated with all of the bonuses for 1999, exceed $900,000 (other than the Company's 25% matching program for 401(k) contributions, payments pursuant to which shall not exceed $175,000), (iii) hire new executive officers or materially modify any compensation or severance package other than in the ordinary course of business and consistent with past practice, or (iv) enter into, establish, adopt or amend (except (A) as may be required by applicable law, (B) to satisfy contractual obligations existing as of the date of the Merger Agreement, or (C) as otherwise provided by the Merger Agreement) any Employee Plan, as that term is defined in the Merger Agreement, or any trust agreement (or similar arrangement) related thereto in respect of any director, officer, consultant, independent contractor, or employee of or with respect to Company or any of its subsidiaries;

          (j) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of current liabilities or obligations, in accordance with their terms, in the ordinary course of business consistent with past practice, or waive, release, grant, or transfer any rights of material value or modify or change any existing license, lease, contract or other document in any manner that would be material to Company and its subsidiaries;

          (k) settle or compromise any litigation (whether or not commenced prior to the date of the Merger Agreement), other than settlements or compromises of litigation where the amount paid by the Company (excluding amounts paid by insurance providers on behalf of the Company) does not exceed $50,000 for any single litigation matter or related group of litigation matters (such limit including the monetary value of any non-monetary obligations on the part of Company or any of its subsidiaries other than, in the case of litigation not involving any governmental entity or other regulatory agency, immaterial non-monetary obligations);

          (l) change any accounting principle used by it, except for such changes as may be required to be implemented pursuant to generally accepted accounting principles or rules and regulations of the Commission as concurred in by Company's independent auditors;

          (m) change any material tax election, change any annual tax accounting period, change any method of tax accounting in any material respect, file any material amended tax return, enter into any closing agreement relating to any material tax, settle any material tax claim or assessment, surrender any right to claim a material tax refund or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment except as advised by the Company's independent auditors;

          (n) adopt or implement any amendment to its charter or bylaws or enter into any plan of consolidation, merger or reorganization with any person other than a wholly owned subsidiary of Company;

          (o) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

          (p) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth under the heading "Conditions" below or the Offer Conditions not being satisfied, or in a violation of any provision of the Merger Agreement, except, in each case, as may be expressly permitted by the Merger Agreement or as may be required by applicable law; or

          (q) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by clauses (a) through (p) above.

     Access to Information. The Merger Agreement provides that, upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company will, and will cause its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company will, and will cause its subsidiaries to, make available to Parent and its representatives (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or other federal or state laws (other than reports or documents which the Company is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, in all cases so that Parent may have reasonable opportunity to make such investigations as it desires of the affairs and assets of the Company. Neither the Company nor any of its subsidiaries will be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, unreasonably interfere with the conduct of the business of the Company and its subsidiaries, jeopardize the attorney-client privilege, to the extent applicable to such materials, or contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of the Merger Agreement. The parties to the Merger Agreement have agreed to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     The Merger Agreement provides that Parent will hold all information furnished by or on behalf of the Company or any of the Company's subsidiaries or representatives pursuant to the Merger Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

     Reasonable Best Efforts. The Merger Agreement provides that each of the Company and Parent will, and will cause their respective subsidiaries to, use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on it or any of its subsidiaries with respect to the Offer and the Merger and, subject to the conditions set forth in "Conditions" below, to consummate the transactions contemplated by the Merger Agreement. The parties have agreed that such actions will include, using their respective reasonable best efforts to (i) as promptly as practicable prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all governmental entities and any other third parties which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement or to prevent the termination of the Company's and its subsidiaries' contracts as a result thereof, (ii) comply fully with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities, (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Merger Agreement, and (iv) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated by the Merger Agreement or seeking material damages. Parent and the Company have the right to review in advance and, to the extent practicable, each will consult with the other on (in each case subject to applicable laws relating to the exchange of information) all the information relating to the Company or Parent, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any governmental entity or any other third party in connection with the transactions contemplated by the Merger Agreement. In exercising the foregoing right, each of the parties to the Merger Agreement will act reasonably and as promptly as practicable. The Company, Parent and Purchaser have agreed that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all governmental entities and other third parties necessary or advisable to consummate the transactions contemplated by the Merger Agreement and each of the parties has agreed to keep the other apprised of the status of matters relating to completion of the transactions contemplated thereby.

     Employee Matters. The Merger Agreement provides that the Company's Stock Purchase Plan and any other stock or option based compensation plans of the Company (other than the ITC Plan, as defined below) shall be terminated and any shares of the Company's Common Stock purchased thereunder prior to the Effective Time which continue to be held by participants under such plans at the Effective Time shall be cancelled in accordance with the procedures set forth under the heading "Conversion of Company's Securities." As provided in the Stock Purchase Plan, each option outstanding at the Effective Time shall be exercisable at the Exercise Date (as defined in the Stock Purchase Plan) for $6.25 in cash. The Company shall use its reasonable best efforts prior to the Effective Time to obtain the consent of the holders of all Company Options outstanding under the International Telesystems Corporation Stock Option Plan (the "ITC Plan") which Company Options are not automatically convertible pursuant to the terms of the ITC Plan into the right to receive Option Consideration. After the Effective Time, Parent will take, or will cause the Company to take, all action necessary to carry out the provisions of the Stock Purchase Plan.

     Pursuant to the terms of the Merger Agreement, at the Effective Time, the Parent will cause the Surviving Corporation to adopt the stock option plan in substantially the form attached to the Merger Agreement as Annex IV and reserve for issuance shares equal to seventeen percent (17%) of the issued and outstanding shares of common stock of the Surviving Corporation at the Effective Time, and such plan shall have been approved by Parent as the sole stockholder of the Surviving Corporation.

     Exclusive Negotiations. The Merger Agreement provides that Parent and Purchaser will not, and will not permit any of their officers, directors, employees, financial or legal advisors, agents or other representatives or those of any of their respective Affiliates, from the date of the Merger Agreement until the Effective Time or such earlier time as the Merger Agreement is terminated pursuant to Article VIII thereof, directly or indirectly, to offer to purchase, solicit proposals to sell, furnish information or engage in any discussions or negotiations relating to the acquisition of all or any part of, or any interest in, or any of the assets of certain competitors of the Company (or Affiliates thereof) regardless of the form of the proposed transaction.

     No Solicitation. The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of (x) the Effective Time, or (y) the termination of the Merger Agreement pursuant to Article VIII thereof, the Company shall not, shall not permit any of its subsidiaries to, and shall not authorize or permit any of its or their respective officers, directors, employees, representatives agents or Affiliates, directly or indirectly, to (i) solicit, initiate or knowingly encourage or take any action to facilitate or encourage any inquiries or the making of any proposal that constitutes, an Acquisition Proposal (as defined below) or (ii) participate or engage in discussions or negotiations with, or provide any information to any individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other entity or group, as defined in Section 13(d)(3) of the Exchange Act (each a, "Person"), concerning an Acquisition Proposal or which might reasonably be expected to result in an Acquisition Proposal (as such term is defined in the Merger Agreement and described below).

     An "Acquisition Proposal" includes any inquiry, proposal or offer from any Person (other than Parent, Purchaser or any of their Affiliates) made or submitted prior to the termination of the Merger Agreement, relating to any (i) merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving the Company or any subsidiary, (ii) issuance or acquisition of shares of capital stock or other equity securities of the Company or any subsidiary representing 40% or more (by voting power) of the outstanding capital stock of the Company or such subsidiary (except for the issuance of shares of Common Stock pursuant to employee stock options granted under any Company Stock Plan and outstanding on the date of the Merger Agreement), (iii) tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company or any subsidiary representing 40% or more (by voting power) of the outstanding capital stock of the Company or such subsidiary, (iv) acquisition, license, assignment, purchase or other disposition of a substantial portion of the technology, business or assets of the Company or any subsidiary outside the ordinary course of business or inconsistent with past practice, or (v) other transaction of similar significance, the consummation of which would reasonably be expected to impede materially, interfere with, prevent or delay materially the consummation of the Offer, the Merger and the other transactions contemplated between the parties or which would reasonably be expected to dilute materially the benefits to Parent or Purchaser of the transactions contemplated in the Merger Agreement.

     The Merger Agreement requires that the Company immediately cease, and cause its subsidiaries, and its and their officers, directors, agents, representatives and advisors, to cease, any and all existing activities, discussions or negotiations with any parties conducted theretofore with respect to any of the foregoing.

     The Merger Agreement further provides that, notwithstanding the limitations on solicitations and related matters described above, the Company may participate in discussions or negotiations with, or furnish information with respect to the Company pursuant to a confidentiality agreement substantially similar to the Confidentiality Agreement in effect between the Company and Parent, to any Person if and only if such Person has submitted an unsolicited written Acquisition Proposal to the Company Board and the Company Board (a) believes in good faith based on such matters as it deems relevant, including the advice of Company's financial advisor, that such Acquisition Proposal is a Superior Proposal (as defined below); (b) receives the advice of outside counsel to the Company that is reasonably competent to render such advice to the effect that taking such action is required to satisfy the fiduciary duties of the Company Board under the DGCL; and (c) determines in good faith that taking such action is required to satisfy the fiduciary duties of the Company Board under applicable Delaware law.

     A "Superior Proposal" means, for purposes of the Merger Agreement, any bona fide Acquisition Proposal to effect a tender offer, merger, consolidation or sale of all or substantially all of the assets or capital stock of the Company, which is on terms which the Company Board determines by a majority vote of its directors in its good faith judgment (based upon the advice of Updata or another financial advisor reasonably competent to render such advice) that the value of the consideration provided in such Acquisition Proposal exceeds the value of the consideration provided under the Merger Agreement, after taking into account all relevant factors, including the form of consideration, any conditions to such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the person making the Acquisition Proposal to finance the transactions contemplated thereby and any required governmental or other consents, filings and approvals to be more favorable to the Company's stockholders than the transactions contemplated by the Merger Agreement, or any revised offer submitted by Parent that is itself a Superior Proposal, and for which financing, to the extent required, is then fully committed to the Person making such Acquisition Proposal.

     Pursuant to the Merger Agreement, the Company shall immediately advise Parent orally and in writing of any request for information with respect to any Acquisition Proposal, or an inquiry which could result in an Acquisition Proposal. The Company shall advise Parent of the presence of an Acquisition Proposal or inquiry, the material terms and conditions of such request, and the identity of the person making the request or Acquisition Proposal. The Company shall inform Parent on a prompt and current basis of the status and content of any discussions regarding any Acquisition Proposal with third parties, including prompt notice of any changes in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal.

     Under the terms of the Merger Agreement, the Company Board shall be permitted to withdraw, or modify in any manner, whether or not adverse to Parent, the Company Board Recommendation, but only if (i) the Company has complied with the limitations on solicitations and related matters contained in the Merger Agreement and described above, (ii) a Superior Proposal has been offered and not withdrawn at the time the Company Board determines to take any such action, (iii) the Company Board determines in good faith by a majority vote, on the basis of the advice of its outside legal counsel, that its fiduciary duties under applicable law require that it must take such action, and
(iv) the Company shall have delivered to Parent four (4) Business Days' prior written notice advising Parent that it intends to take such action.

     Publicity. The Merger Agreement provides that the Company, Parent and Purchaser will consult with each other before holding any press conferences, analyst calls or other meetings or discussions and before issuing any press releases or other public announcements regarding the transactions contemplated hereby and by the Tender Agreement. The parties will provide each other the reasonable opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by the Merger Agreement and the Tender Agreement. Except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with Nasdaq, any U.S. national securities exchange or the Frankfurt Neuer Markt, no party to the Merger Agreement shall issue any such press release or other public announcement or statement prior to such consultation. In addition, Company is required to consult with Parent regarding written communications with customers, stockholders and employees relating to the transactions contemplated by the Merger Agreement.

     Directors' and Officers' Insurance and Indemnification. The Merger Agreement provides that, for a period of six (6) years from the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will contain, to the extent permitted by law, provisions with respect to indemnification no less favorable to any Indemnified Party (as defined below) than those set forth in the Company's certificate of incorporation and bylaws on the date of the Merger Agreement.

     The Merger Agreement further provides that Parent will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company or any of its subsidiaries in their capacities as such (each, an "Indemnified Party") after the Effective Time against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the fullest extent now provided in their respective certificates of incorporation or bylaws, and permitted by applicable law.

     Parent has also agreed to cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event will Parent be required to expend more than 150% of the current amount expended by the Company ("the Insurance Amount") to maintain or procure such insurance coverage and further provided, that if Parent is unable to maintain or obtain the insurance described in this paragraph, Parent will use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount.

     In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, the Merger Agreement requires that in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the indemnification and insurance obligations described above. In addition, the Merger Agreement provides that such provisions are intended to benefit, and will be enforceable by, the Indemnified Parties and their respective heirs and representatives.

     Company Stockholders Meeting; Preparation of Proxy Statement. The Merger Agreement provides that if the approval of the Company's stockholders is required under the DGCL to consummate the Merger, (i) the Company will cause a meeting of its stockholders (the "Company Stockholders Meeting") to be duly called and held as soon as reasonably practicable after the date on which Shares are purchased by Purchaser pursuant to the Offer for the purpose of voting on the adoption of the Merger Agreement, and (ii) Parent and the Company will prepare and file with the Commission a proxy statement in definitive form relating to the Company Stockholders Meeting (the "Proxy Statement"). Each of Parent and the Company has agreed to use all reasonable efforts to resolve any comments of the Commission as promptly as practicable after such filing, and the Company will thereafter mail or deliver the Proxy Statement to its stockholders as promptly as practicable. The Company Board will (i) include in the Proxy Statement the Company Board Recommendation and (ii) use its reasonable best efforts to obtain the necessary vote in favor of the adoption of the Merger Agreement by its stockholders.

     Pursuant to the Merger Agreement, Parent has agreed that it will vote, or cause to be voted, at the Company Stockholders Meeting, all Shares then owned by it or by Purchaser in favor of the adoption of the Merger Agreement.

     Notwithstanding the above described provisions of the Merger Agreement, the Merger Agreement provides that in the event that Parent, Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares, the parties will take all necessary and appropriate action, subject to applicable laws relating to exchange of information, to cause a "short-form" merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     HSR Act. The Merger Agreement provides that each of Parent and the Company shall, if applicable, promptly make or cause to be made the filings required of such party or its Affiliates under the HSR Act with respect to the transactions contemplated thereby. Each party agrees to cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other governmental entity under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). Each of Parent and the Company shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any governmental entity with respect to the transactions contemplated by the Merger Agreement under Antitrust Laws. Each of Parent and the Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of the Merger Agreement.

     Conditions. The Merger Agreement provides that the obligations of the Company, on the one hand, and Parent and Purchaser, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions: (1) Purchaser has purchased the Shares pursuant to the Offer; (2) if required under the DGCL, the Company Stockholder Approval; (3) no order, injunction or decree issued by any court or agency of competent jurisdiction preventing the consummation of the Merger is in effect and no statute, rule, regulation, order, injunction or decree has been enacted, entered, promulgated or enforced by any governmental entity which prohibits, materially restricts or makes illegal consummation of the Merger; and (4) any applicable waiting period under the HSR Act shall have expired or been terminated.

     Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval by the Company's stockholders of the matters presented in connection with the Merger:

          (a) by mutual consent of Parent and Company;

          (b) by either Parent or the Company Board if any governmental entity which must grant the HSR Approval has denied approval of the Offer or the Merger and such denial has become final and nonappealable, or any governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate the Merger Agreement as described in this clause (b) shall not be available to any party whose failure to comply with the section "Reasonable Best Efforts" above or any other provision of the Merger Agreement has been a primary cause of such action;

          (c) (i) by the Company Board, if, prior to the purchase of any Shares by Purchaser pursuant to the Offer, Parent breaches any of its representations, covenants or agreements contained in the Merger Agreement
     (A) such that any of the Offer Conditions would not be satisfied, and (B) such breach either cannot be cured or is not cured prior to the earlier of
     (x) ten (10) days after Company has furnished Parent with written notice of such breach and (y) two (2) Business Days prior to the date on which the Offer is then scheduled to expire; or (ii) by Parent, if, prior to the purchase of any Shares by Purchaser pursuant to the Offer, Company breaches any of its representations, covenants or agreements contained in the Merger Agreement (A) such that any of the Offer Conditions would not be satisfied, and (B) such breach either cannot be cured or is not cured prior to the earlier of (x) ten (10) days after Parent has furnished Company with written notice of such breach and (y) two (2) Business Days prior to the date on which the Offer is then scheduled to expire;

          (d) by Parent, if, prior to the purchase of any Shares by Purchaser pursuant to the Offer, Company or the Company Board shall have (i) withdrawn, modified, amended or materially qualified in any respect adverse to Parent the Company Board Recommendation, (ii) failed to mail the
     Schedule 14D-9 as
     required under the Merger Agreement to its stockholders, or failed to include in the Schedule 14D-9 the Company Board Recommendation, (iii) entered into a definitive or binding agreement with respect to a Superior Proposal, (iv) in response to the commencement of any tender offer or exchange offer for 40% or more of the outstanding shares of Company Common Stock, or the public announcement or disclosure of any other Acquisition Proposal, or the commencement of negotiations or discussions with any third party regarding an Acquisition Proposal in accordance with the "No Solicitation" section hereof, failed, fully and unconditionally, to recommend publicly rejection of such tender or exchange offer or reject such other Acquisition Proposal (and publicly announce such rejection, in the case of Acquisition Proposals which have been publicly disclosed or become publicly known) within five (5) Business Days of such commencement, announcement or disclosure, or (v) resolved to do any of the foregoing;

          (e) by either Parent or the Company Board if (i) the Offer expires or terminates in accordance with its terms without the purchase of any Shares or (ii) Purchaser shall not have purchased Shares under the Offer prior to February 28, 2000; provided, however, that the right to terminate the Merger Agreement under this clause (e) shall not be available to any party to the extent that such party's failure to comply with the section regarding "Reasonable Best Efforts" or any other provision of the Merger Agreement has resulted in the failure of any of the Offer Conditions; or

          (f) by the Company, if (i) prior to the acceptance for payment of any Shares pursuant to the Offer, (ii) the Company is in compliance with its obligations as described under the heading "No Solicitation," (iii) the Company Board shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation, (iv) the Company Board authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (v) Parent does not make, within four (4) Business Days of receipt of the Company's written notification of its intention to enter into a definitive agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal, and (vi) the Company agrees to pay the fees required to be paid as described under the heading "Effect of Termination" below. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (iv) above until at least the fifth Business Day after it has provided the notice to Parent required hereby and (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification.

     Effect of Termination. The Merger Agreement provides that in the event of the termination of the Merger Agreement as described above, written notice will forthwith be given to the other party or parties specifying the provision pursuant to which such termination is made. At such time, the Merger Agreement will forthwith become null and void, and there will be no liability on the part of Parent, Purchaser, the Company or any of their respective subsidiaries or any of the officers or directors of any of them, except that (i) among others, the second paragraph under the section "Access to Information" above and the provisions described in this paragraph will survive any termination of the Merger Agreement, (ii) notwithstanding anything to the contrary contained in the Merger Agreement, neither Parent nor the Company will be relieved or released from any liabilities or damages arising out of its willful breach of any provision of the Merger Agreement, and (iii) the Company will pay to Parent the Termination Fee (as defined below), if applicable, in accordance with the terms of the Merger Agreement described below.

     In the event that the Merger Agreement is terminated (other than pursuant to paragraphs (a), (b) or (c)(i) under the heading "Termination" above) subsequent to the receipt of an Superior Proposal, and the Company within nine
(9) months of the date of the Merger Agreement, enters a definitive agreement with respect to, or consummates, such Superior Proposal, the Company shall pay to Parent within five (5) days following the execution of a definitive agreement with respect to such Superior Proposal an amount equal to $3,000,000 (the "Termination Fee"). If the Company wrongfully fails to pay Parent timely any amounts due as a Termination Fee, the Company shall pay all reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any
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

lawsuit) taken by Parent to collect such unpaid amounts, together with interest on such unpaid amounts at the publicly announced prime lending rate as published in the Wall Street Journal from the date such amounts were required to be paid until the date actually received by Parent.

     Expenses. The Merger Agreement provides that, except as expressly otherwise provided therein, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby will be paid by the party incurring such expenses.

     Amendment and Modification. The Merger Agreement provides that, subject to compliance with applicable law, such agreement may be amended in writing by the parties thereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of the Merger Agreement which changes the amount or the form of the consideration to be delivered to the holders of Shares thereunder other than as contemplated by the Merger Agreement.

     Extension; Waiver. The Merger Agreement provides that at any time prior to the Effective Time, the parties thereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and
(iii) waive compliance with any of the agreements or conditions contained therein; provided, however, that after any approval by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of the Merger Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Shares thereunder other than as contemplated by the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

  Tender Agreement

     Concurrently with the execution and delivery of the Merger Agreement, Parent entered into the Tender Agreement with all directors and executive officers of the Company (each, a "Management Stockholder" and, together, the "Management Stockholders") who together beneficially own 1,697,700 issued and outstanding Shares (including vested Company Options and Company Options vesting within sixty (60) days of the date of the Merger Agreement), representing approximately 11.5% of the issued and outstanding Shares as of the date hereof (the "Existing Shares" and, together with any other Shares of capital stock or other voting securities of the Company or any of its subsidiaries beneficially owned by them and any such shares of capital stock or other voting securities acquired, directly or indirectly, after the date of the Tender Agreement and prior to the termination thereof, whether upon the exercise of options, conversion of convertible securities or otherwise, the "Subject Shares"). Pursuant to the Tender Agreement, each of the Management Stockholders has agreed, among other things, to tender validly his or her Subject Shares to Purchaser pursuant to the Offer within ten (10) Business Days of the commencement thereof, and, once tendered not to withdraw or permit to be withdrawn any such Subject Shares.

     Additionally, pursuant to the Tender Agreement, each of the Management Stockholders has agreed that, during the term of the Tender Agreement, at any Company Stockholder Meeting, however called, such Management Stockholder will appear, in person or by proxy, or otherwise cause his or her Subject Shares to be counted as present thereat for purposes of establishing a quorum, and each such Management Stockholder will vote (or cause to be voted) or act by written consent with respect to all of the Subject Shares that are beneficially owned by such Management Stockholder or its Affiliates or as to which such Management Stockholder has, directly or indirectly, the right to vote or direct the voting,
(a) in favor of adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Tender Agreement, and any other action requested

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

by Parent in furtherance thereof, (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of any Management Stockholder contained in the Tender Agreement, (c) against any Acquisition Proposal made by any person other than Parent or any of its subsidiaries and (d) against any other action, agreement or transaction (other than the Merger Agreement and the transactions contemplated thereby) that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially adversely affect the Offer or the Merger or the performance by each of the Management Stockholders of its obligations under the Tender Agreement, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries (other than the Offer and the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its subsidiaries; (iii) a material change in the policies or management of the Company; (iv) an election of new members to the Company Board, except where the vote is cast in favor of the nominees of a majority of the existing directors; (v) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company's certificate of incorporation; or (vi) any other material change in the Company's personnel, corporate structure or business.

     Pursuant to the Tender Agreement, each Management Stockholder has also agreed that it will not enter into any voting or other agreement or understanding with any person or entity or grant a proxy or power of attorney with respect to the Subject Shares prior to the termination of the Tender Agreement or vote or give instructions in any manner inconsistent with clauses
(a), (b) or (c) of the preceding paragraph. Each Management Stockholder has also agreed, during the term of the Tender Agreement, not to, and not to permit any of its Affiliates to, vote or execute any written consent in lieu of a stockholders meeting or vote, if such consent or vote by the stockholders of the Company would be inconsistent with, impede or frustrate the purposes of the other covenants of such Management Stockholder as described above.

     The Tender Agreement provides that each Management Stockholder, during the term of the Tender Agreement, will not (i) sell, transfer, pledge, encumber, grant, assign or otherwise dispose of, enforce any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, grant, assignment or other disposition of, record or beneficial ownership of any of the Subject Shares or any interest in any of the foregoing, except to Parent, (ii) grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares, or any interest in any of the Subject Shares, except to Parent or (iii) take any action that would make any representation or warranty of such Management Stockholder contained therein untrue or incorrect or have the effect of preventing or disabling such Management Stockholder from performing such Management Stockholder's obligations under the Tender Agreement, or that would otherwise hinder or delay Parent from acquiring a majority of the outstanding Shares, determined on a fully diluted basis.

     The Tender Agreement also provides that each Management Stockholder, except with respect to Parent and its Affiliates, during the term of the Tender Agreement, will not, and will not permit any of its Affiliates or any director, officer, employee consultant, agent, advisor or representative of such Management Stockholder or any of its Affiliates (collectively, the "Representatives"), to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to any matter described in the preceding paragraph or any Acquisition Proposal with respect to the Company or any of its subsidiaries, participate in any negotiations concerning, or provide to any other person any information or data relating to the Company or any of its subsidiaries for the purpose of, or have any discussions with any person relating to, or cooperate with or assist or participate in, or facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any effort or attempt by any other person to seek to effect any matter described in the preceding paragraph or any Acquisition Proposal with respect to the Company or any of its subsidiaries, or agree to or endorse any or release any third party from any obligation under any existing standstill agreement or arrangement relating to any such Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement such an Acquisition Proposal. Each Management Stockholder has also agreed immediately to cease and cause to be terminated any existing activities, discussions or negotiations with any parties that would violate this paragraph or the immediately preceding paragraph.

     Pursuant to the Tender Agreement, each Management Stockholder has agreed, during the term of the Tender Agreement, to notify Parent promptly of (i) the number of any additional Shares and the number and type of any other Shares acquired by such Management Stockholder, if any, and (ii) any inquiries or proposals that are received by, any such information that is requested from, or any such negotiations or discussions that are sought to be initiated or continued with, such Management Stockholder with respect to any matter described above. Each Management Stockholder has also agreed to consent to the termination of the Company Stock Plans and the Stock Purchase Plan and the conversion of interests under such plans as contemplated by the Merger Agreement.

  Employment Agreements with Certain Officers.

     In connection with the Merger Agreement, the Purchaser has entered into employment agreements with each of James E. McGowan and Frederick C. Foley that become effective upon the consummation of the Offer.

     Pursuant to the terms of his employment agreement (the "McGowan Employment Agreement"), Mr. McGowan has agreed to serve as the Surviving Corporation's President and Chief Executive Officer, on a full-time basis, for the period commencing on the date the Offer is consummated and ending on December 31, 2001, unless such term is extended or terminated as provided therein. Under the terms of the McGowan Employment Agreement, Mr. McGowan shall receive an annual salary of $325,000 and be eligible to receive stock options and an annual bonus not to exceed fifty percent (50%) of his annual salary, and an additional fifty percent (50%) of his salary for exceptional performance according to criteria set by the board of directors of the Surviving Corporation each year.

     Under the McGowan Employment Agreement, Mr. McGowan is entitled to certain payments upon termination. If Mr. McGowan's employment is terminated by the Surviving Corporation for any reason other than for "cause" (as such term is defined in the McGowan Employment Agreement) or by Mr. McGowan for "good reason" (as such term is defined in the McGowan Employment Agreement) the Surviving Corporation shall (A) pay to Mr. McGowan (i) if such termination occurs before January 1, 2001, one hundred percent (100%) of his annual salary for the remainder of the term of the McGowan Employment Agreement, equal to at least twelve (12) months, and (ii) if such termination occurs after January 1, 2001, 100% of his annual salary, with such amounts payable in equal installments over a three (3) month period commencing on the date of termination; and (B) make available to Mr. McGowan for a period of twelve (12) months following such termination, the sickness, health and disability insurance programs to which Mr. McGowan would have been entitled under the McGowan Employment Agreement if he had remained in the employ of the Surviving Corporation for a twelve (12) month period.

     If Mr. McGowan's employment is terminated by the Surviving Corporation for "cause," or by Mr. McGowan by resignation without "good reason," or upon the death or due to Mr. McGowan's "total disability" (as defined in the McGowan Employment Agreement), then the Surviving Corporation shall have no further liability to Mr. McGowan under the McGowan Employment Agreement with respect to periods following the date of such termination, except (1) the salary which has accrued through the date of termination, which amount shall be paid by the Surviving Corporation within thirty (30) days of such termination; and (2) such other benefits as may be required to be provided by the Surviving Corporation under the provisions of applicable law.

     Under the McGowan Employment Agreement, Mr. McGowan has agreed to be bound by certain restrictive covenants which limit his ability to compete with or to interfere with the Surviving Corporation for a period of one (1) year after the termination of his employment.

     Pursuant to the terms of his employment agreement (the "Foley Employment Agreement"), Mr. Foley has agreed to serve as the Surviving Corporation's Senior Vice Present -- Finance, Treasurer and Chief Financial Officer, on a full-time basis, for the period commencing on the date the Offer is consummated and

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

ending on December 31, 2001, unless such term is extended or terminated as provided therein. Under the terms of the Foley Employment Agreement, Mr. Foley shall receive an annual salary of $200,000 and be eligible to receive stock options and an annual bonus not to exceed thirty-five percent (35%) of his annual salary, calculated against a sliding scale of seventy-five percent (75%) to one hundred fifty percent (150%), depending on Mr. Foley's performance and according to criteria set by the chief executive officer or the compensation committee of the board of directors of the Surviving Corporation each year.

     Under the Foley Employment Agreement, Mr. Foley is entitled to certain payments upon termination. If Mr. Foley's employment is terminated by the Surviving Corporation for any reason other than for "cause" (as such term is defined in the Foley Employment Agreement) or by Mr. Foley for "good reason" (as such term is defined in the Foley Employment Agreement) the Surviving Corporation shall (A) pay to Mr. Foley (i) if such termination occurs before January 1, 2001, one hundred percent (100%) of his annual salary for the remainder of the term of the Foley Employment Agreement, equal to at least twelve (12) months, and (ii) if such termination occurs after January 1, 2001, 100% of his annual salary, with such amounts payable in equal installments over a three (3) month period commencing on the date of termination; and (B) make available to Mr. Foley for a period of twelve (12) months following such termination, the sickness, health and disability insurance programs to which Mr. Foley would have been entitled under the Foley Employment Agreement if he had remained in the employ of the Surviving Corporation for a twelve-month period.

     If Mr. Foley's employment is terminated by the Surviving Corporation for "cause," or by Mr. Foley by resignation without "good reason," or upon the death or due to Mr. Foley's "total disability" (as defined in the Foley Employment Agreement), then the Surviving Corporation shall have no further liability to Mr. Foley under the Foley Employment Agreement with respect to periods following the date of such termination, except (1) the salary which has accrued through the date of termination, which amount shall be paid by the Surviving Corporation within thirty (30) days of such termination; and (2) such other benefits as may be required to be provided by the Surviving Corporation under the provisions of applicable law.

     Under the Foley Employment Agreement, Mr. Foley has agreed to be bound by certain restrictive covenants which limit his ability to compete with or to interfere with the Surviving Corporation for a period of one (1) year after the termination of his employment.

     The McGowan Employment Agreement and the Foley Employment Agreement provide that the Surviving Corporation will grant Messrs. McGowan and Foley options to acquire 50,000 and 10,000 shares, respectively, of the Surviving Corporation's common stock at an exercise price of $69.20 per share (equivalent to the price per share to be paid by Parent for the Shares). Under the stock option grant agreements to be executed between the Messrs. McGowan and Foley and the Surviving Corporation at the Effective Time, fifty percent (50%) of the options will vest on the first anniversary of the grant date and the remainder will vest on the second anniversary of the grant date. All of the options will vest immediately upon the consummation of an initial public offering of the Surviving Corporation's common stock. Mr. McGowan's options will vest immediately if he is terminated without "cause" or if he terminates his employment with the Surviving Corporation for "good reason." In addition, Parent has agreed to grant Mr. Foley, at the Effective Time, options to acquire 5,000 shares of Parent's common stock at an exercise price equal to 60% of the fair market value of those shares on or about December 31, 1999.

  Stockholders Agreement

     Concurrently with the execution and delivery of the Merger Agreement, Parent and Purchaser entered into a stockholders agreement (each a "Stockholders Agreement" and collectively, the "Stockholders Agreements") with each of Messrs. Foley and McGowan (each a "Stockholder" for purposes of this section). Pursuant to each of the Stockholders Agreements, the term "Stock" includes, any and all shares of common stock of the Surviving Corporation that are issued (now or in the future) pursuant to the rights of the Stockholder under the grant agreements attached as exhibits to each of the McGowan Employment Agreement and the Foley Employment Agreement and under any other grant agreement issued under the Surviving Corporation stock option plan and all other shares of common stock or other equity securities of the Surviving Corporation or any successor corporation which may be issued thereafter to the Stockholder in consequence of his ownership of such common stock of the Surviving Corporation as the result of the exchange or reclassification of shares, corporate reorganization, or any form of recapitalization, consolidation, merger, share split, share dividend, or similar event.

     Call Rights of the Corporation. Pursuant to each of the Stockholders Agreements, for a period of three hundred sixty-five (365) days following the death of the Stockholder or the termination of employment of the Stockholder with the Surviving Corporation for any reason, the Surviving Corporation shall have an option to purchase all or any of the authorized, issued and outstanding shares of Stock, at the price and upon the terms described below.

     Call Rights upon an Involuntary Transfer. If any portion of the Stockholder's shares of Stock are attached or taken in execution, or if the Stockholder applies for the benefit of, or files a case under, any provision of the federal bankruptcy law or any other law relating to insolvency or relief of debtors, or if a case or proceeding is brought against the Stockholder under any provision of the federal bankruptcy law or any other law relating to insolvency or relief of debtors which is not dismissed within sixty (60) days after the commencement thereof, or if the Stockholder makes an assignment for the benefit of creditors, or if any portion of the Stockholder's Stock is made subject to charging order, or if any portion of the Stockholder's Stock is transferred pursuant to a divorce decree (each such event shall be referred to as an "Involuntary Transfer"), such Stockholder (the "Insolvent Stockholder") shall give immediate written notice of the Involuntary Transfer to the Surviving Corporation and the Surviving Corporation shall have the option to purchase any or all of the shares of Stock of the Insolvent Stockholder at the price and upon the terms described below.

     Call Rights of the Parent. If a public offering of the common stock of the Surviving Corporation that requires registration under the Securities Act of 1933, as amended (the "Act"), has not been consummated by January 1, 2005, the Parent shall have an option for a period of three hundred sixty five (365) days beginning thereon to purchase the Stock from the Stockholder at the price and upon the terms described below.

     Put Rights of the Stockholder. If, at January 1, 2003, (i) the fair market value of the Stock is more than twice the price established by the Merger Agreement and (ii) Parent has not within the preceding 120 days issued a public statement, which is still applicable at such date, describing the firm intention to cause a public offering of the common stock of the Surviving Corporation that requires registration under the Act ("an IPO of the common stock") before December 30, 2003, the Stockholder shall have an option for a period of three hundred sixty five (365) days beginning on January 1, 2003, to sell the Stock to the Parent at the price and upon the terms described below.

     If (i) at January 1, 2004, the fair market value of the Stock is more than twice the price established by the Merger Agreement, (ii) the put rights described above did not arise solely because Parent issued a public statement prior to January 1, 2003 of its intention to cause an IPO of the Common Stock before December 30, 2003, and (iii) an IPO of the Common Stock does not in fact occur prior to December 30, 2003, the Stockholder shall have an option for a period of three hundred sixty-five (365) days beginning on January 1, 2004, to sell the Stock to the Parent at the price and upon the terms described below.

     If an IPO of the Common Stock has not been consummated by January 1, 2005, the Stockholder shall have an option for a period of three hundred sixty five
(365) days beginning thereon to sell the Stock to the Parent at the price and upon the terms described below. Notwithstanding anything to the contrary in the grant agreements of the Stockholders and provided the stock options issued under such grant agreements have not previously terminated or expired, the Stockholder shall be permitted to exercise the vested portion of such stock options in December 2004, conditional upon the Stockholder receiving sufficient consideration from the Parent pursuant to the exercise of such put rights effective as of January 1, 2005, with which to pay the exercise price under such portion of the stock option issued under the grant agreements. The Stockholder may specify in the notice of exercise pursuant to the preceding sentence that the exercise price is to be paid from the proceeds of the sale to the Parent of the respective portion of the Stock purchased pursuant to such exercise.

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

     Purchase Price of Stock. The purchase price of the Stock payable under the Stockholder Agreements shall be the fair market value of such Stock as of the "Disposition Date." The Disposition Date is the date on which Parent, the Surviving Corporation or the Stockholder, as applicable, exercises the respective option to purchase shares of Stock. For all purposes herein, the fair market value of the Stock shall be the value as established by an appraisal of the Purchaser by an appraisal firm that is selected by and mutually agreeable to the chief executive officer of the Surviving Corporation and Parent. Such appraisals shall not take into account any minority or liquidity discounts. At the Surviving Corporation's expense, such appraiser shall conduct an appraisal of the Surviving Corporation within four months after each of January 1, 2003, January 1, 2004, and January 1, 2005, in order to assist in facilitating exercise of the call and put rights described above, and as of such other dates as are necessary to establish the value of the Stock on a Disposition Date. Notwithstanding anything to the contrary herein, the appraisals conducted on each of January 1, 2003, January 1, 2004, and January 1, 2005, shall apply for purposes of determining the fair market value of the Stock that applies to the exercise of the put rights described above, respectively, regardless of when the put rights are exercised during the respective calendar year.

     Voluntary Transfers of Stock. Each of the Stockholders agreed that, during his lifetime, he will not transfer any of his shares of Stock, except (i) upon the conditions set forth below; or (ii) with the prior written consent of the Surviving Corporation. In the event that the Stockholder receives a bona fide offer from an independent third party capable of consummating such a sale to purchase all or any of the authorized, issued and outstanding shares of Stock then registered in such Stockholder's name, such Stockholder shall first offer in writing (the "Stockholder's Offer") to sell such shares of Stock (the "Offered Stock") to the Surviving Corporation at the price and on the terms of which such selling Stockholder proposes to transfer the Offered Stock to the proposed third party transferee. The Stockholder's Offer shall set forth (i) the number of shares of the Offered Stock, (ii) the name and address of the proposed transferee, (iii) the amount of consideration to be received by the selling Stockholder, and (iv) the method of proposed payment. The Surviving Corporation shall have the option to acquire all or any of the Offered Stock at the price and upon the terms provided in the Stockholder's Offer. The Surviving Corporation shall have the right to exercise its option for a period of thirty
(30) days following its receipt of the Stockholder's Offer by notifying the selling Stockholder in writing of its intention to purchase at Closing (as such term is defined in the Stockholders Agreements) all or any of the Offered Stock on the same terms and conditions set forth in the Stockholder's Offer.

     In the event that (i) a Stockholder elects to transfer all or a portion of his shares of Stock; (ii) the Stockholder strictly complies with the Stockholders Agreement; (iii) the Purchaser fails to purchase all of such shares of Offered Stock; and (iv) the Stockholder who desires to transfer such shares of Stock complies with the terms of the Stockholders Agreement, then any such shares of Stock which are not so purchased by the Purchaser may be sold by the selling Stockholder to the third party named in the Stockholder's Offer within a period of ninety (90) days after the expiration of the thirty (30) day period provided above. Such Offered Stock may be transferred to the third party named in the Stockholder's Offer provided that such shares are sold at the price and on the terms set forth in the Stockholder's Offer. Any Offered Stock not actually sold or transferred to such third party by the selling Stockholder within such ninety (90) day period at the price and on the terms set forth in the Stockholder's Offer shall remain subject to all of the provisions of the Stockholders Agreement.

     The restrictions set forth in the preceding paragraphs do not apply to Stock of a Stockholder sold or otherwise transferred in connection with (i) the closing of an underwritten public offering by the Surviving Corporation of its Stock or any other securities pursuant to an effective registration statement under the Act, (ii) a sale of the Surviving Corporation as a result of which more than fifty percent (50%) of the total number of outstanding shares of its common stock is sold, exchanged, conveyed, or otherwise transferred to a third party in one or a series of related transactions, or (iii) a merger or consolidation of the Surviving Corporation as a result of which the holders of its common stock (immediately prior to such merger or consolidation) hold less than fifty percent (50%) of the surviving or new entity, as the case may be.

     Drag Along Rights. If at any time the holder(s) of a majority of the shares of common stock of the Surviving Corporation desire to sell, exchange, convey, or otherwise transfer, in one or a series of related transactions to an independent third party in a bona fide arms length transaction, all of the outstanding shares of common stock of the Surviving Corporation ("Selling Stockholder(s)") for consideration which the Selling Stockholders in good faith believe in their sole discretion to be adequate consideration for such shares, then the Selling Stockholder(s) may require the Stockholder to sell, exchange, convey, or otherwise transfer, and the Stockholder agrees to sell, exchange, convey, or otherwise transfer all of the shares of Stock at the same price per share of common stock (as set forth below) and on the same terms and conditions, as received by the Selling Stockholder(s) from the independent third party for the same class of shares.

     The Stockholder's obligation to sell, exchange, convey or otherwise transfer the Stock under such provisions is subject to the requirements that (i) the Selling Stockholder(s) shall give notice to the Stockholder of such sale, exchange, conveyance, or transfer at least 30 days prior to the proposed date of such event, specifying the price and terms upon which shares of common stock are to be sold, exchanged, conveyed, or transferred, and the proposed date of such event, and (ii) upon the consummation of said sale, exchange, conveyance, or transfer, the Stockholder will receive the same form and amount of consideration per share of common stock as received by the Selling Stockholder(s) for the same class of shares, or, if the Selling Stockholder(s) are given an option as to the form and amount of consideration to be received, the Stockholder will be given the same option.

     Tag Along Rights. If at any time, in any transaction or transactions, the Parent desires to sell, exchange, convey, or otherwise transfer any shares of common stock of the Surviving Corporation owned by it, then the Parent shall give notice of such intent to the Stockholder at least fifteen (15) days prior to the proposed date of such sale. Such notice shall specify the number of shares and the terms, including price, upon which such shares of common stock are to be sold, exchanged, conveyed, or otherwise transferred and the proposed date of such sale, exchange, conveyance, or transfer.

     The Stockholder may elect to participate in such sale by giving notice to the Parent at least ten (10) days prior to the date of the proposed sale. Such notice from the Stockholder shall specify the number of shares of common stock which it proposes to sell. If the Stockholder elects to participate in such sale, and gives timely notice of such election, then the Parent shall not effect such sale unless either (i) the proposed purchaser of such shares offers to purchase from the Stockholder, at the same time and on the same terms (including price) as shares of common stock that are being purchased from the Parent, that number of shares of common stock owned by the Stockholder which bears the same proportion to the total number of shares of Stock which he beneficially owns, as the number of shares of Stock being sold by the Parent bears to the total number of shares of Stock owned by the Parent, or (ii) to the extent the proposed purchaser is unwilling to purchase shares of the Stockholders' common stock as calculated above, then the number of shares of the Stockholders' common stock as so calculated, and the number of shares of Stock of the Parent as otherwise to be sold, shall each be reduced proportionately to equal the total number of shares to be purchased by the proposed purchaser, who will thereupon offer to purchase the number of shares of the Stockholders' common stock as so calculated at the same time and on the same terms (including price) as the number of shares of common stock to be sold by the Parent, as recalculated pursuant to this paragraph.

     The tag along provisions do not apply to (i) any pledge of common stock by the Parent made pursuant to a bona fide loan transaction or (ii) any sale of the shares of common stock to the public pursuant to a registration statement filed under the Act.

     Market Stand-Off Agreement. Each of the Stockholders agreed that he will not, to the extent reasonably requested by the Surviving Corporation and an underwriter of common stock (or other securities) of the Surviving Corporation, sell or otherwise transfer or dispose (other than to donees who agree to be similarly bound) of any Stock during the one hundred eighty (180)-day period following the effective date of a registration statement of the Surviving Corporation filed under the Act provided, however, that such agreement shall be applicable only to the first such registration statement of the Surviving Corporation which covers shares (or securities) to be sold on its behalf to the public in an underwritten public offering. Such agreement shall be in writing in a form satisfactory to the Surviving Corporation and such underwriter. In order to enforce the foregoing covenant, the Purchaser may impose stop-transfer instructions with respect to the Stock of the Surviving Corporation (and the shares or securities of every other person subject to the foregoing restriction) until the end of such one hundred eighty (180)-day period.

12.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER.

     Purpose. The purpose of the Offer and the Merger is to acquire the entire equity interest in, and control of, the Company. The Offer is being made pursuant to the Merger Agreement. As soon as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, Parent intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     Plans for the Company. Parent will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how optimally to realize potential benefits arising from the combination of the operations of the Company with those of Parent. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Purchaser acquires control of the Company, Parent and Purchaser will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, certificate of incorporation, bylaws, capitalization or management or involve consolidating and streamlining certain operations, reorganizing other businesses and operations and entering into new lines of business.

     Except as described in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of the Company Board or management.

     Vote Required to Approve the Merger. The Company Board has approved the Merger Agreement in accordance with the DGCL. If required for approval of the Merger, the Company has agreed, subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement, in accordance with and subject to the DGCL, duly to convene the Company Stockholders Meeting as promptly as practicable following the purchase of Shares pursuant to the Offer for the purpose of voting on the adoption of the Merger Agreement. If stockholder approval is required, the Merger Agreement must generally be approved by the vote of the holders of a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied, Purchaser will have the power to approve the Merger Agreement without the affirmative vote of any other stockholder. The Offer is conditioned upon the Minimum Condition being satisfied.

     The Merger Agreement provides that, notwithstanding the foregoing, in the event Purchaser acquires at least 90% of the Shares outstanding (determined on a fully diluted basis) in the Offer, Parent, Purchaser and the Company agree to take all necessary and appropriate action to effect a "short-form" merger and cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to the annual meeting or any special meeting of the Company's stockholders or any action in lieu thereof. Any such solicitation which Purchaser may make will be made only by means of proxy materials in compliance with the requirements of Section 14(a) of the Exchange Act.

     Appraisal Rights. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of, or consent to the Merger and who comply with all statutory requirements will have the right under the DGCL to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the Effective Time in accordance with
Section 262 of the DGCL.

     Under the DGCL, stockholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. However, in Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be considered in the appraisal process. As a consequence, stockholders should recognize that the fair value so determined in any appraisal proceeding could be equal to, higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF DELAWARE LAW.

     THE FOREGOING DESCRIPTION OF CERTAIN PROVISIONS OF THE DGCL IS NOT NECESSARILY COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one (1) year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and the Merger is consummated more than one (1) year after completion of the Offer or an alternative acquisition transaction is effected pursuant to which stockholders of the Company receive consideration less than or in a different form from that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, Purchaser may be required to comply with Rule 13e-3. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

13.  DIVIDENDS AND DISTRIBUTIONS.

     If the Company should, on or after the date of the Merger Agreement, split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, then without prejudice to Purchaser's rights as described in Section 15, Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

     If, on or after the date of the Merger Agreement (except as contemplated thereby), the Company should declare or pay any cash or stock dividend or other distribution on, or issue any right with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or the nominee or transferee of Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer then, without prejudice to Purchaser's rights as described in Section 15, (i) the purchase price payable per Share by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and is not paid to, or at the direction of, Purchaser, and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder will be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

     Nasdaq Quotation. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the Nasdaq National Market for continued listing. If the Shares no longer meet the requirements of the Nasdaq National Market for continued listing and the listing of the Shares is discontinued, the market for the Shares would be adversely affected.

     If the Nasdaq National Market were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be higher or lower than the Merger Consideration to be paid in the Offer.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or Nasdaq and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares. Deregistration would also make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with Company stockholders meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable. Furthermore, Affiliates of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act.

     Margin Securities. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

15.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, and in addition to the conditions that at the expiration of the Offer (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares, which, together with any other Shares beneficially owned by Parent or its wholly owned subsidiaries, constitute satisfaction of the Minimum Condition,
(ii) the HSR Approval condition shall have been satisfied, and (iii) any other approvals or consents of third parties required to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger), shall have been obtained and shall remain in full force and effect, Purchaser shall not be required to accept for payment or, subject to applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), purchase or pay for any Shares tendered pursuant to the Offer, may postpone the acceptance for payment of Shares tendered and subject to the terms and conditions of the Merger Agreement may terminate the Offer if, at any time on or after the date of the Merger Agreement and at or before the time of payment for any such Shares, any of the following conditions shall have occurred and shall have not been cured:

          (a) (x) the representations and warranties of Company set forth in the Merger Agreement, shall not have been true and correct in all respects as of the date of the Merger Agreement, or shall not be true and correct in all respects as of the Expiration Date as though made at and as of the Expiration Date (except to the extent that such representations and warranties speak as of another date which shall be required to be true and correct as of such date) except where the failure to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect (as such term is defined in the Merger Agreement) (ignoring for purposes of this section all materiality or Material Adverse Effect qualifiers contained in such representations and warranties) or prevent the consummation of the Offer, or (y) Company shall have breached in any material respect any of its material covenants or obligations contained in the Merger Agreement;

          (b) there shall have been any action or proceeding taken or instituted and pending, or any statute, rule, regulation, judgment, order, injunction or decree promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger, or any other action taken, proposed or threatened, by any domestic or foreign federal or state governmental, regulatory or administrative agency or authority or court or legislative body or commission which has or would reasonably be expected to have the effect of (i) making the purchase of, or payment for, some or all of the Shares by Parent or Purchaser or their Affiliates pursuant to the Offer or the Merger illegal, (ii) otherwise directly or indirectly preventing the making or consummation of the Offer, or the consummation of the Merger,
     (iii) prohibiting the ownership or operation by Parent or any of its subsidiaries of all or any material portion of the business or assets of Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, (iv) imposing material limitations on the ability of Parent, Purchaser or any of Parent's Affiliates effectively to acquire or hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any such Shares acquired or owned by Parent or Purchaser or any of their Affiliates on all matters properly presented to the stockholders of Company, including, without limitation, the adoption of the Merger Agreement or the right to vote any shares of capital stock of any Company subsidiary, (v) requiring divestiture by Parent or Purchaser or any of their Affiliates of any Shares or

     (vi) materially adversely affecting the business, financial condition, prospects or results of operations of the Company and its Subsidiaries taken as a whole;

          (c) there shall have occurred after the execution of the Merger Agreement (i) any general suspension in, or limitation on, or material adverse decline in prices for securities on the New York Stock Exchange or Nasdaq, (ii) any material adverse change or any condition, event or development involving a prospective material adverse change in United States or German currency exchange rates or a suspension of, or limitation on the markets therefor, resulting in an increase of 20% or more in the cost to Parent of the Merger Consideration, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States that would prevent (or delay) the consummation of the Offer, or (v) in the case of any of the foregoing existing at the time of commencement of the Offer, material acceleration or worsening thereof;

          (d) there shall have occurred any change in the business, properties assets, liabilities, capitalization, stockholders equity, financial condition, operations, results of operations or prospects of Company or any of its Subsidiaries, that (i) was not disclosed in the Company's disclosure schedules delivered to Parent and Purchaser in connection with the Merger or in the Management's Discussion and Analysis of Financial Condition and Results of Operations, Company, Business or Financial Statements sections of the Company Reports filed prior to the date of the Merger Agreement (other than information contained under any "Risk Factor," "Cautionary Statements" or "Factors Affecting Future Results" heading contained therein) and (ii) that would reasonably be expected to have a Company Material Adverse Effect or materially adversely affect (or delay) the consummation of the Offer;

          (e) (A) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the Company Board Recommendation, or approved or recommended any Acquisition Proposal or other acquisition of Common Stock other than the Offer and the Merger, (B) any such corporation, partnership, other entity or person shall have entered into a definitive agreement or any agreement in principle with the Company with respect to a tender offer or exchange offer for any Common Stock or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or (C) the Company Board or any committee thereof shall have resolved to do any of the foregoing;

          (f) the Company Board shall have failed to take all action necessary to render the rights issued pursuant to the Rights Agreement inapplicable to the Merger Agreement, the Offer, the Merger and the transactions contemplated thereby; or

          (g) the Merger Agreement shall have been terminated by Company, Parent or Purchaser in accordance with its terms.

     The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and its Affiliates and may be asserted by Parent or its Affiliates regardless of the circumstances giving rise to such condition. The foregoing conditions (other than the Minimum Condition) may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of their rights in connection with the foregoing conditions shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Except as set forth below, neither Purchaser nor Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein and by the Merger Agreement, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is Parent's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a fifteen (15) calendar day waiting period following the filing by Parent of a Premerger Notification and Report Form with respect to the Offer, unless Parent or the Company receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Parent and the Company expect to file Notification and Report Forms promptly with respect to the Offer. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent or the Company concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent or the Company with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent and the Company. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant government agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     State Takeover Laws. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that, as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds: e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders. In BNS Inc. v. Koppers Co., the United States District Court for the District of Delaware upheld the constitutionality of Section 203 of the DGCL, finding that it did not impermissibly impede interstate commerce in violation of the commerce clause of the United States Constitution.

     In the Merger Agreement, the Company represents that the Company Board has taken all actions necessary to render the provisions of Section 203 of the DGCL inapplicable to the Merger Agreement, the Offer, the Merger, and the Tender Agreement. Except as described herein, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15.

17.  FEES AND EXPENSES.

     Purchaser has retained D. F. King & Co., Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, electronic mail, telecopy, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Purchaser and Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.  MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to and tenders will not be accepted from or on behalf of the holders of Shares in such state.

     Purchaser and Parent have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed a Schedule 14D-9 with the Commission pursuant to Rule 14d-9 under the Exchange Act, setting forth its Company Board Recommendation with respect to the Offer and the Merger and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in
Section 8 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          SERSYS ACQUISITION CORPORATION

December 23, 1999

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and current principal occupation or employment of each member of the Supervisory Board and the Board of Managing Directors and of each executive officer of Parent. Unless otherwise indicated, all occupations, offices or positions of employment listed opposite an individual's name were held by such individual during the last five (5) years. Unless otherwise indicated, the business address of each such director and executive officer is c/o SER (USA), Inc., 7200 Wisconsin Avenue, Suite 1001, Bethesda, MD 20814. Unless otherwise indicated, all such directors listed below are citizens of Germany.

                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
             NAME                   ADDRESS EMPLOYMENT HELD DURING THE LAST FIVE YEARS
             ----                   --------------------------------------------------
      SUPERVISORY BOARD
Roland H. Paule, Chairman       Managing Partner of Paule & Partner GbR since April 1996.
Hans-Jurgen Heiser              Managing Director of Salomon Brothers
                                Kapitalanlagegesellschaft mbH since January 1990.
Irmgard Penning                 Executive Vice President of SER Systeme AG since April
                                1998; Finance Manager of SER Systeme AG from June 1997 to
                                March 1998; Finance Manager of Reinhardt GmbH from May
                                1997 to October 1998.
Helmut Kroll                    System Support for SER Systeme AG since January 1995;
                                Network Administrator of Nissan Bank GmbH from January
                                1995 to November 1995.
 BOARD OF MANAGING DIRECTORS
Gert J. Reinhardt               Chief Executive Officer of SER Systeme AG since October
                                1984.
Dr. Philip A. Storey*           Executive Vice President of SER Systeme AG since December
                                1997; Vice President of SER Systeme AG June 1997 to
                                December 1997; President of Plasmon Data Systems, Inc.
                                December 1994 to June 1997.
Irmgard Penning                 Executive Vice President of SER Systeme AG since April
                                1998; Finance Manager of SER Systeme AG from June 1997 to
                                March 1998; Finance Manager of Reinhardt GmbH from May
                                1997 to October 1998.

---------------
* Dr. Storey is a citizen of the United Kingdom.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and current principal occupation or employment of the sole director and executive officer of Purchaser. Unless otherwise indicated, all occupations, offices or positions of employment listed opposite an individual's name were held by such individual during the last five (5) years. Unless otherwise indicated, the business address of such director and executive officer is SERSys Acquisition Corporation, 7200 Wisconsin Avenue, Suite 1001, Bethesda, MD 20814. The director listed below is a citizen of the United Kingdom.

                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
             NAME                   ADDRESS EMPLOYMENT HELD DURING THE LAST FIVE YEARS
             ----                   --------------------------------------------------
Dr. Philip A. Storey            Executive Vice President of SER Systeme AG since December
                                1997; Vice President of SER Systeme AG June 1997 to
                                December 1997; President of Plasmon Data Systems, Inc.
                                December 1994 to June 1997.

     Facsimiles of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Shares Certificates and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                By Mail:                        By Hand or Overnight Delivery:
       40 Wall Street, 46th Floor                 40 Wall Street, 46th Floor
           New York, NY 10005                         New York, NY 10005
     Attn: Reorganization Department            Attn: Reorganization Department

          By Facsimile Transmission (for Eligible Institutions Only):
                                 (718) 234-5001

                Confirm Receipt of Facsimile by Telephone Only:
                                 (718) 921-8200

                             For Information Call:
                                 (718) 921-8200

     Any questions and requests for assistance may be directed to the Information Agent at its telephone number and address. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   ALL OTHERS CALL TOLL FREE: (800) 994-3227